Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT
by and between
BASLER HOLDINGS, LLC
and
LITTELFUSE, INC.

Dated as of October 24, 2025

Page

1.1    Specific Definitions    1
1.2    Construction    15
ARTICLE 2 PURCHASE AND SALE    15
2.1    Sale    15
2.2    Consideration    16
2.3    Adjustments to Purchase Price    16
2.4    Non-Compete Agreement    18
ARTICLE 3 CLOSING    18
3.1    Closing Date    18
3.2    Buyer’s Closing Deliveries    18
3.3    Seller’s Closing Deliveries    18
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER    20
4.1    Organization, Authority, Validity and Non-Contravention    20
4.2    Capitalization    21
4.3    Organizational Documents    21
4.4    No Adverse Order    21
4.5    Solvency    22
4.6    Litigation    22
4.7    Third-Party Consents    22
4.8    Company Equipment    22
4.9    Real Property Interests    22
4.10    Financial Condition; No Undisclosed Liabilities.    23
4.11    Absence of Changes    24
4.12    Tax Matters    26
4.13    Material Contracts    27
4.14    Brokers    27
4.15    Legal Compliance    27
4.16    Environmental Laws    27
4.17    Permits    29
4.18    Employee Matters    29
4.19    Bank Accounts, Officers and Powers of Attorney    30
    i

(continued)
Page

4.20    Support Obligations    30
4.21    Insurance    30
4.22    Certain Payments    31
4.23    Intellectual Property    31
4.24    Customers; Suppliers    32
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER    32
5.1    Organization, Authority, Validity and Non-Contravention    32
5.2    No Adverse Order or Injunctions    33
5.3    Solvency    33
5.4    Third-Party Consents    33
5.5    Brokers    33
5.6    Funding    33
5.7    Acquisition of Interests for Investment    34
5.8    Investment Experience    34
5.9    Independent Evaluation    34
5.10    Foreign Person    34
ARTICLE 6 CONFIDENTIAL INFORMATION    34
6.1    Confidential Information    34
6.2    Public Announcements    35
ARTICLE 7 COVENANTS    35
7.1    Access    35
7.2    Interim Covenants    36
7.3    Efforts to Close    38
7.4    Schedule Update    38
7.5    Books and Records    39
7.6    Director and Officer Indemnification and Insurance    39
7.7    Regulatory Filings    40
7.8    Waiver    40
7.9    R&W Insurance Policy    41
7.10    Post-Closing    42
7.11    Employees    42
ARTICLE 8 CLOSING CONDITIONS    42

(continued)
Page

8.1    Conditions to Obligations of the Parties    42
8.2    Conditions to Obligations of Buyer    42
8.3    Conditions to Obligations of Seller    43
ARTICLE 9 TERMINATION    44
9.1    Termination    44
9.2    Effect of Termination    44
ARTICLE 10 INDEMNIFICATION    45
10.1    Indemnity by Seller    45
10.2    Indemnity by Buyer    45
10.3    Claims for Indemnification    45
10.4    Survival    46
10.5    Exclusive Remedies    47
10.6    Claims    48
10.7    Limitation of Liabilities; Mitigation    49
10.8    Indemnification Procedures; Release of Indemnification Escrow    49
10.9    Non-Recourse    50
10.10    Treatment of Indemnification Payments    50
ARTICLE 11 TAX MATTERS    50
11.1    Tax Returns    50
11.2    Transfer Taxes    51
11.3    Tax Contest Claims    51
11.4    Tax Refunds    52
11.5    PRC Notice Filing    52
11.6    Transaction Tax Deductions    52
11.7    Purchase Price Allocation    52
11.8    Cooperation    53
ARTICLE 12 GENERAL PROVISIONS    53
12.1    Notices    53
12.2    Successors and Assigns    54
12.3    Limitation on Liability    54
12.4    Waiver    54
12.5    Entire Agreement; Amendments    55

(continued)
Page

12.6    Severability    55
12.7    Governing Law; Jurisdiction    55
12.8    Dispute Resolution    55
12.9    Counterparts    56
12.10    No Third-Party Beneficiaries    56
12.11    Expenses    57
12.12    Specific Performance; Remedies    57
12.13    Schedules    57
12.14    Waiver of Future Conflicts    57

SCHEDULES
Schedule 1.1-WC    Working Capital Adjustment
Schedule 1.1(b)     Seller’s Knowledge
Schedule 4.2(b)        Company Securities
Schedule 4.2(c)        Company Subsidiaries
Schedule 4.6        Actions
Schedule 4.7        Seller Consents
Schedule 4.8        Company Equipment
Schedule 4.9(a)        Owned Real Property
Schedule 4.9(b)        Leased Real Property and Leases
Schedule 4.9(e)        Condemnation and Eminent Domain Actions
Schedule 4.10(c)    Ordinary Course of Business
Schedule 4.10(f)    Indebtedness
Schedule 4.12        Taxes
Schedule 4.13(a)    Material Contracts
Schedule 4.15        Legal Compliance
Schedule 4.16(a)    Environmental Laws
Schedule 4.18(a)    Employee Benefit Plans
Schedule 4.18(f)    Company Employees
Schedule 4.18(g)    Employment Payments from Closing
Schedule 4.18(j)    Original Owner-Related Employment Liabilities
Schedule 4.19        Bank Accounts, Officers and Powers of Attorney
Schedule 4.20        Credit Support
Schedule 4.21        Insurance
Schedule 4.23(a)    Intellectual Property Rights
Schedule 4.23(b)    Intellectual Property Claims
Schedule 4.24(a)     Material Customers
Schedule 4.24(b)    Material Suppliers
Schedule 7.2        Excusable Events
Schedule 7.11        Employees

EXHIBITS

Exhibit A    Escrow Agreement
Exhibit B    Officer’s Certificate (Buyer)
Exhibit C    Secretary’s Certificate (Buyer)
Exhibit D    Officer’s Certificate (Seller)
Exhibit E    Secretary’s Certificate (Seller)
Exhibit F    Mutual Release
Exhibit G    R&W Insurance Policy
Exhibit H    Form of Assignment of Membership Interests
Exhibit I    Conversion Documents
Exhibit J    Distribution Agreement
Exhibit K    Known Matters

    v

MEMBERSHIP INTEREST PURCHASE AGREEMENT
This MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of October 24, 2025 (the “Execution Date”), is made by and between Basler Holdings, LLC, a Delaware limited liability company (“Seller”), and Littelfuse, Inc., a Delaware corporation (“Buyer”). Seller and Buyer may be referred to herein, individually, as a “Party”, and, collectively, as the “Parties”.
RECITALS
WHEREAS, Seller owns, beneficially and of record, 100% of the issued and outstanding shares of common stock of Basler Electric Company, an Illinois corporation (“Company”), and, prior to the Closing, Company shall be converted into a Delaware limited liability company as provided in Section 7.2 and, after such Conversion, Seller will own, beneficially and of record, 100% of the issued and outstanding membership interests of Company (“Interests”) prior to Closing; and
WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Interests, subject to this Agreement.
NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein, and of the mutual promises and covenants contained in this Agreement, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Article 1
DEFINITIONS
1.1Specific Definitions. As used in this Agreement, the following terms have the meaning ascribed to them below:
“AAA” is defined in Section 12.8(a).
“Accounting Principles” means the application of methodologies and accounting practices, in the following order, (a) consistent with Schedule 1.1-WC, (b) to the extent not addressed by (a), consistent with the Company’s historic accounting practices as applied in the preparation of the Annual Financial Statements, and (c) if not addressed by (a) or (b), in accordance with GAAP.
“Action” means any litigation, arbitration, suit, governmental investigation or similar proceeding (whether civil, criminal, administrative or investigative) commenced, brought, conducted or heard by or before any Governmental Authority.
“Actual Cash” is defined in Section 2.3(b).
“Actual Closing Indebtedness” is defined in Section 2.3(b).
“Actual Net Working Capital” is defined in Section 2.3(b).
“Actual Transaction Expenses” is defined in Section 2.3(b).
“Adjustment Escrow Amount” means $2,000,000.00.
“Affiliate” means, with respect to any Person and any particular time, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person as of such time. As used in this definition, “control” (including its correlative meaning “controlled by” and “under common control with”) means possession, directly or indirectly, of (a) 50% or more of the equity interests of a Person or (b) the power to direct or cause the direction of management or policies (whether through ownership of voting securities or partnership or other equity interests, by Contract or otherwise)

of a Person; provided, however, that, after the Closing, no Company Entity shall be considered an Affiliate of Seller for purposes of this Agreement.
“Agreement” is defined in the preamble to this Agreement.
“AML Laws” means the PATRIOT Act, the U.S Money Laundering Control Act of 1986, the Bank Secrecy Act, Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, or any other applicable money laundering or financial recordkeeping Applicable Laws.
“Annual Financial Statements” is defined in Section 4.10(a).
“Anti-Corruption Laws” means any Applicable Law prohibiting corruption and bribery, including the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, the anti-corruption and anti-bribery laws of the European Union, as adopted and made applicable by its member states, and laws adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.
“Applicable Equity Interests” means (a) with respect to Company, the Interests, and (b) with respect to each Company Subsidiary, the Subsidiary Equity Interests for such Company Subsidiary.
“Applicable Law” means, with respect to a Person or its Assets, all foreign, federal, state, local, county or municipal laws, common law, statutes, codes, acts, treaties, ordinances, Orders, rules, regulations, charges, Permits and requirements of all Governmental Authorities applicable to such Person or its Assets.
“Assets” means, with respect to any Person, all right, title and interest of such Person in and to assets, interests and rights of any kind, whether tangible or intangible, real or personal.
“Assignment” is defined in Section 3.2(f).
“Base Purchase Price” is defined in Section 2.2.
“Binder Agreement” is defined in Section 7.9(a).
“Business Day” means a day (other than Saturday and Sunday) on which national banks are not required or authorized by law or executive order to close in the State of Illinois.
“Buyer” is defined in the preamble to this Agreement.
“Buyer Ancillary Agreements” means, with respect to Buyer, all agreements, certificates, instruments and documents being or to be executed and delivered by Buyer under this Agreement in connection with the Closing.
“Buyer Confidential Information” is defined in Section 6.1(a).
“Buyer Disagreement Notice” is defined in Section 2.3(a).
“Buyer Indemnified Party” is defined in Section 10.1.
“Buyer Material Adverse Effect” means any circumstance, event, occurrence, development or change, individually or in the aggregate, that has, or would reasonably be expected to have, a material and adverse effect on the execution, delivery or performance of this Agreement or any Buyer Ancillary Agreement by Buyer.
“Cash” means, as of 12:01 a.m. Central Standard Time on the Closing Date, cash and cash equivalents of any Company Entity, including marketable securities and short term investments, that would be reflected on a consolidated balance sheet of Company prepared in accordance with the Accounting Principles; provided, however, that Cash shall (a) be reduced by any outstanding outbound check or draft and any outstanding outbound wire transfer, in each case, to the extent there has been a reduction of any Current Liability taken into account for the purpose of measuring Net Working Capital, (b) be increased by any check or draft deposited but not yet cleared to the extent there has been a reduction of any Current Asset, (c) exclude any cash security deposits made or held by any Company Entity, cash collateralizing any obligation, cash in reserve escrow accounts, custodial cash, and cash subject to a dominion, control or similar agreement (other than those that will be terminated at Closing), and (d) be reduced for any withholding tax or other Tax imposed on any such cash required to be paid to a Taxing Authority if it were to be distributed or otherwise repatriated to any Company Entity.
“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.
“Claim” is defined in Section 10.3(b).
“Claim Notice” is defined in Section 10.3(b).
“Closing” is defined in Section 3.1.
“Closing Date” is defined in Section 3.1.
“Closing Indebtedness” means all outstanding Indebtedness of the Company Entities as of immediately prior to the Closing.
“Closing Purchase Price” is defined in Section 2.2.
“Code” means the Internal Revenue Code of 1986.
“Company” is defined in the recitals to this Agreement.
“Company Employees” is defined in Section 4.18(f).
“Company Entities” is defined in Section 4.2(c).
“Company Entity Data” is defined in Section 4.23(c).
“Company Equipment” is defined in Section 4.8.
“Company Permits” is defined in Section 4.17.
“Company Subsidiaries” is defined in Section 4.2(c).
“Confidentiality Agreement” means the Confidentiality Agreement by and between the Company (through GulfStar Group II, Ltd., as limited agent), and Buyer, dated as of June 25, 2025.
“Consents” is defined in Section 4.7.
“Contract” means any legally binding contract, agreement, license or undertaking or instrument of any kind, obligation or other arrangement or agreement, in each case, whether oral or written, including any amendments and other modifications thereto.
“Conversion” is defined in Section 7.2(f).
“Current Assets” means all current assets of any Company Entity in accordance with the Accounting Principles, including accounts receivable, prepaid expenses, deposits and inventory, and all other “Current Assets” set forth on Schedule 1.1-WC; provided, however, that Current Assets shall not include deferred Assets relating to Taxes or Cash.
“Current Liabilities” means all current liabilities of any Company Entity in accordance with the Accounting Principles, including accounts payable, accrued expenses, current and non-current deferred revenue obligations and all other “Current Liabilities” set forth on Schedule 1.1-WC; provided, however, that Current Liabilities shall not include (a) deferred liabilities relating to Taxes; (b) any liability arising out of, or in connection with, any breach of, or that is otherwise within the scope of, any representation, warranty, covenant or agreement under this Agreement or any Transaction Document; (c) any liability released pursuant to the Mutual Release; (d) any Indebtedness; or (e) any Transaction Expense.
“D&O Tail Policy” is defined in Section 7.6(b).
“Data Room” means the electronic data room published by Venue.
“Demand” is defined in Section 12.8(a).
“Dispute” is defined in Section 12.8.
“Distribution Agreement” is defined in Section 3.3(j).
“Emergency Operations” means (a) any operation necessary to respond to or alleviate the eminent or immediate endangerment of (i) the health or safety of any Person or the environment or (ii) the safety or material operational condition of any Asset, (b) any other action required or reasonably advisable in connection with any disease, epidemic, pandemic or other public-health condition or any Applicable Law relating to, or as a result of, any disease, epidemic, pandemic or other public-health condition or (c) any event of force majeure.
“Employee Benefit Plan” means an “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and any other bonus, incentive compensation, deferred compensation, profit-sharing, equity, equity-based, savings, termination, severance, change in control, employment, salary-continuation, retirement, pension, health, dental, vision, life-insurance, disability, accident, vacation or other paid time off, fringe-benefit, or welfare plan, and any other employee compensation or benefit plan, policy, program, arrangement or agreement, whether written or oral, funded or unfunded, insured or self-insured, which is maintained, sponsored, contributed to, or required to be contributed to, by Company or any Company Subsidiary for the benefit of any current or former employee of any Company Entity (or the spouses, dependents or beneficiaries thereof), or with respect to which any Company Entity has any obligation.
“Enforceable” means, with respect to any Contract stated to be enforceable by or against any Person, that such Contract is a legal, valid and binding obligation enforceable by or against such Person in accordance with its terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws of general application affecting the rights and remedies of creditors and general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
“Environmental Claim” means any Action, order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.
“Environmental Laws” means any Applicable Law pertaining to Hazardous Materials, protected species, habitat, waters or wetlands, protection of cultural or archaeological resources, pollution, remediation or protection of the environment, public health or natural resources.
“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.
“Environmental Permits” means any Permit required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to Company, any other entity which, together with Company, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code and the Treasury Regulations issued thereunder.
“Escrow Agent” is defined in Section 3.2(b).
“Escrow Agreement” is defined in Section 3.2(c).
“Escrow Deposit” means (a) the Adjustment Escrow Amount, plus (b) the Known Matters Escrow Amount.
“Estimated Cash” is defined in Section 2.3(a).
“Estimated Closing Indebtedness” is defined in Section 2.3(a).
“Estimated Net Working Capital” is defined in Section 2.3(a).
“Estimated Transaction Expenses” is defined in Section 2.3(a).
“Excluded Records” means (a) any data, information, record or file relating, in whole or in part, to the preparation for, or the negotiation, execution, delivery or performance of this Agreement or any Transaction Document or the process for the sale of the Interests, including any draft or internal communication with respect thereto, any bid received from, or record of discussion with, any third Person, and any data, information, record or file received from any third Person in connection therewith, and (b) any legal record or legal files of Seller or any Company Entity that constitutes, in whole or in part, attorney-client communications with legal counsel or privilege in connection with this Agreement or any Transaction Document.
“Excusable Event” means any circumstance, event, occurrence, development or change arising out of, or in connection with, during the Interim Period, the following (or any effect thereof): (a) any force majeure; (b) any change in Applicable Law (including any Tariff) from and after January 20, 2025; (c) any executive order by the President of the United States of America (or any representative thereof) from and after January 20, 2025, whether or not legal, valid or enforceable; and (d) any disease, epidemic, pandemic or other public health condition or any Order relating to, or as a result of, any disease, epidemic, pandemic or other public health condition (including any shutdown or reduced operation or acquisition of protective clothing); provided, that any Company Entity’s response to any such circumstance, event, development or change is in good faith utilizing Prudent Industry Practices.
“Execution Date” is defined in the preamble to this Agreement.
“Ex-Im Laws” means all laws applicable to Seller or Company relating to export, re-export, transfer or import controls (including the Export Administration Regulations administered by the United States of America Department of Commerce, the International Traffic in Arms Regulations, customs and import laws administered by U.S. Customs and Border Protection and the EU Dual Use Regulation).
“Final Settlement Statement” is defined in Section 2.3(b).
“F Reorganization” means, with respect to Company, contributions into Company that constitute a tax-free reorganization of Company pursuant to Section 368(a)(1)(F) of the Code and this Agreement being a “plan of reorganization” within the meaning of Section 368(a) of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3.
“F Reorganization Company Documents” means with respect to the Company, Form 8869, with an effective date of August 18, 2025, with the F reorg box checked, each of which shall be provided to Buyer for review and approval prior to filing.

“F Reorganization Seller Documents” means with respect to the Seller (i) Form 8832, with an effective date of August 18, 2025, for the Company to be a corporation; and (ii) Form 2553 electing to be an S corporation, which shall be provided to Buyer for review and approval prior to filing.
“Fraud” means actual fraud by a Party that involves a knowing and intentional misrepresentation by such Party or a knowing and intentional concealment of facts, in each case, with respect to any representation or warranty set forth in Article 4 or Article 5, for the purpose of inducing the other Party to act and upon which the other Party justifiably relies to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent or reckless misrepresentation or a similar theory under Applicable Law).
“Fundamental Representations” means (a) with respect to Buyer, Section 5.1 (other than 5.1(a), 5.1(d)(ii), and 5.1(d)(iii)) and (b) with respect to Seller, Sections 4.1 (other than 4.1(a)), 4.1(e)(ii), and 4.1(e)(iv)), 4.2 and 4.14.
“Funding Failure” means Buyer’s failure for any reason to make the payment in accordance with Section 3.2(a) if (a) all conditions of Buyer in Sections 8.1 and 8.2 have been satisfied or waived (other than such conditions that have not been satisfied due to Buyer’s failure to perform or observe any representation, warranty, covenant or agreement under this Agreement) and (b) Seller is ready, willing and able to perform and observe its covenants and agreements under Section 3.3 (other than due to Buyer’s failure to perform or observe any representation, warranty, covenant or agreement under this Agreement).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any (a) federal, state, county, municipal or local government (whether domestic or foreign) or any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau, Taxing Authority or entity of competent jurisdiction, or (d) any arbitrator with authority to bind a party at law.
“Hazardous Material” means any hazardous or toxic pollutant, contaminant, chemical, waste, material or substance defined under, or for which, Liability or standards of conduct are imposed under Environmental Laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Illinois Courts” means the state or federal courts in Cook County, Illinois.
“Indebtedness” means, with respect to any Person, each of the following: (a) any obligation of such Person for borrowed money; (b) any obligation of such Person evidenced by any bond, debenture, note, mortgage, deed of trust, security agreement or similar instrument; (c) any pre-Closing obligation of such Person in respect of the deferred or unpaid purchase price for property, business assets, equipment, services, including purchase price settlement or adjustment obligations, and contingency payments, but only to the extent that such obligation constitutes a liability under GAAP (other than Current Liabilities included in the calculation of Net Working Capital); (d) any obligation of such Person in respect of any lease classified as a capital or finance lease (other than an operating lease) in accordance with GAAP on a pre-Accounting Standard Codifications 842 basis; (e) any obligation under any interest rate swap, interest rate derivative or interest rate Contract, in each case assuming the obligation is terminated or settled at Closing; (f) any obligation in respect of letters of credit and bankers’ acceptances (solely to the extent drawn); (g) any obligation of any other Person of the type described in Clauses (a)-(f) secured by (or, for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any

Lien granted by such Person pursuant to a Contract on any Asset owned or acquired by such Person (whether or not such obligations secured thereby have been assumed); (h) any obligation to William Basler, including, without limitation any termination or similar payment thereto; (i) as of immediately prior to Closing, the accrued portion of any unpaid severance, bonus, or other similar payment, and any earned by unpaid compensation (including salary, bonus, profit sharing, board of director fee, or other incentive compensation) for any period prior to the Closing Date, together with the employer portion of any employment, payroll, or similar Taxes due on the foregoing amounts, but specifically excluding salaries and related Taxes included in Net Working Capital; (j) all obligations in respect of nonrecurring expenses including, but not limited to, American Electric Power warranty claim dated July 2, 2025 (with respect to contract 81293609), warranty costs of the discontinued Excelitas business (related to product BE23674003), and parking structure and drainage system repairs completed at the Highland, Illinois Company facility; provided, that the foregoing shall not include any such expenses of which Buyer has actual knowledge as of the Execution Date; (k) any and all amounts owed to Seller or any of its Affiliates by the Company Entities, including, without limitation, any employment costs to members or shareholders thereof and in connection with any intercompany balances; (l) the ten percent (10%) China Withholding Tax imposed on Basler Electric Company (HK) Limited in connection with Basler Electric (Suzhou) Co., Ltd.’s declaration of dividend repatriation; (m) any and all liabilities, obligations, or amounts outstanding in connection with aviation costs, including amounts associated with the Company-owned private plane for the pre-Closing period; (n) any legal expense obligations of the Seller and/or any of the Company Entities related to the Transactions, but excluding any such legal expense obligations included as Transaction Expenses; (o) any and all pre-Closing fees incurred with respect to marketable securities and short term investments, (p) any and all research and development tax credit consulting fees; (q) any and all accrued and/or unpaid Tax liabilities of the Company Entities for any Pre-Closing Taxable Period; (r) any and all outstanding obligations in connection with the discontinued Basler Plastics segment; and (s) any obligation of the type described in Clauses (a)-(r) of any other Person for which such Person is responsible or liable, directly or indirectly, as guarantor or surety; provided, however, that Indebtedness shall not include any trade accounts payable in the ordinary course of business of any Company Entity, any Transaction Expense, or any amount included in the calculation of Net Working Capital.
“Indemnified Party” is defined in Section 10.3(b).
“Indemnifying Party” is defined in Section 10.3(b).
“Indemnity Period” is defined in Section 10.4(b).
“Independent Accountant” means RSM US LLP or, if such firm rejects such submission, an independent, nationally recognized accounting firm, mutually acceptable to the Parties that has not performed services for either Party or any Affiliate thereof in prior three (3) years or, if the Parties fail to agree thereupon within five (5) Business Days after such rejection, such a firm that is selected by RSM US LLP.
“Inspection Indemnitees” is defined in Section 7.1.
“Intellectual Property Rights” means all right, title and interests in and to the following: (a) patents, copyrights, trade secrets and know-how; (b) trademarks, trade names, service marks, service names, brands, logos and goodwill; (c) domain names; and (d) registrations, applications, recordings, licenses, and other rights relating to any of the foregoing.
“Interests” is defined in the recitals to this Agreement.
“Interim Financial Statements” is defined in Section 4.10(a).

“Interim Period” means the period from the Execution Date through the earlier of the Closing and or the termination of this Agreement in accordance with Article 9.
“Known Matters” is defined in Section 10.1(a).
“Known Matters Escrow Amount” means $2,500,000.00.
“Known Matters Escrow Fund” means the amount of the Known Matters Escrow Amount from time to time held as part of the Escrow Deposit pursuant to the Escrow Agreement.
“Known Matters Escrow Release Date” is defined in Section 10.8.
“Known Matters Remaining Unresolved Claims” is defined in Section 10.8.
“Leased Real Property” is defined in Section 4.9(b).
“Leases” is defined in Section 4.9(b).
“Liabilities” means any Indebtedness, obligation, loss or liability, whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due.
“Lien” means any mortgage, deed of trust, lien, pledge, security interest, or other similar encumbrance.
“Losses” is defined in Section 10.1.
“Made Available” means, with respect to any Contract or other document, such Contract or other document was posted to the Data Room in a folder in which Buyer has access prior to the Execution Date or as of the date that is one (1) Business Day prior to the Closing Date, as applicable, and have not been modified subsequently.
“Material Adverse Effect” means any circumstance, event, occurrence, development or change that has a material adverse effect on the business, operations, assets or condition (financial or otherwise) of the Company Entities, taken as a whole; provided, however, that none of the following shall constitute, and the effects of all of the following shall be disregarded for purposes of determining, a Material Adverse Effect: (i) any economic change generally affecting the international, national or regional market or generally affecting the industry in which any Company Entity operates; (ii) any change in markets for commodities, shipping, equipment, services or other supplies used in connection with any Company Entity’s business, including any fluctuation or trend consistent with industry in which any Company Entity operates; (iii) any change in general regulatory or political conditions or any engagements of hostilities, acts of war or terrorist activities, or other national or international calamity, crisis or emergency, including any pandemics, epidemics and ensuing quarantines and travel restrictions, or any act or inaction by any Governmental Authority or the issuance of any executive order by the President of the United States of America (or any representative thereof) from and after January 20, 2025, whether or not legal, valid or enforceable, including Tariffs; (iv) any change in Applicable Law, industry standard or GAAP; (v) any change in the financial, banking, or securities markets or interest rates or foreign exchange rates (including any suspension of trading in, or limitation on prices for, securities on any stock exchange); (vi) any execution or delivery of, or any actions or inaction to be taken pursuant to or in accordance with, this Agreement or any action or inaction taken at the written request of Buyer or any of its Affiliates; (vii) the announcement or pendency of this Agreement or the Transactions, including the announcement of the Buyer or any action or inaction or statement thereby or thereof; (viii) any failure of any Company Entity to meet any budgets, projections, plans, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period; or (ix) any casualty event, natural disaster or act of God, any Excusable Event or other comparable events or any other weather or meteorological events or strike, work stoppage or other labor dispute; provided, however, that any such circumstance, effect, event, change, occurrence or circumstance described in Clause (i), (ii), (iii), (iv), (v) or (ix) may be considered in determining whether a Material Adverse Effect has occurred to the extent such effect, event, change, occurrence or circumstance materially and disproportionately affects the Company Entities, as a whole, compared to similarly situated businesses operating in the industry and geographic territories in which Company Entities’ business are conducted but only to the extent of such material and disproportionate effect.
“Material Contracts” means each of the following Contracts to the extent any Company Entity is a party thereto or by which any Asset thereof is bound: (a) any Contract that would require payment by or to any Company Entity in excess of $250,000 in any one (1) year; (b) any Contract evidencing Indebtedness of such Company Entity having an outstanding principal amount in excess of $100,000; (c) any Contract between or among such Company Entity, on the one hand, and Seller or any Affiliate of Seller (other than any Company Entity), on the other hand; (d) any Contract constituting a joint venture, partnership or limited liability company Contract (other than the Organizational Documents of such Company Entity); (e) any Contract for the sale of its material assets, other than in the ordinary course of business, for consideration in excess of $250,000; (f) any collective bargaining agreement or similar labor-related Contract with any labor union, works council or similar labor organization representing Company Employees; (g) any Contract between Company and a Governmental Authority; (h) any Contract which expressly imposes a restriction on the geographies or businesses in which any Company Entity may operate its business (other than a restriction for solicitation of an employee or personnel by any Company Entity or the counterparty to such Contract that does not exceed a period equal to the term of such Contract plus one (1) year after the expiration or termination of such Contract and that would not reasonably be expected to materially and adversely affect the business of the Company Entities or restrict Buyer or any other Affiliate of Buyer); (i) any Contract pursuant to which any Company Entity expressly indemnifies a third Person for a claim that is reasonably expected, as of the Execution Date, to occur and be in excess of $250,000; and (j) any Contract that requires any Company Entity to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions  therefor; provided, however, that Material Contracts shall not include any purchase order or similar ancillary agreement involving payments of less than $250,000 and has a term that is less than ninety (90) days, and is otherwise not material to any Company Entity.
“Material Customers” is defined in Section 4.24(a).
“Material Suppliers” is defined in Section 4.24(b).
“Mutual Release” is defined in Section 3.3(h).
“Net Working Capital” means, as of, 12:01 a.m. Central Standard Time on the Closing Date, and without duplication, an amount (expressed as a positive or negative number) between the Current Assets and Current Liabilities calculated in accordance the Accounting Principles.
“Non-Compete Agreement” is defined in Section 2.4.
“Objection Notice” is defined in Section 2.3(b).
“Objection Notice Period” is defined in Section 2.3(b).
“Open Source Software” means any software, documentation or other material that (x) is distributed as “free software”, “open source software” or under a similar licensing or distribution model, including all versions of the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org, or (y) grants, or purports to grant, to any third party, any Intellectual Property Rights or immunities (including that require, as a condition of the modification, distribution or other use of such material, that any software, documentation or other material incorporated into, derived from or distributed with such material be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge or minimal charge).
“Order” means any legally binding award, injunction, judgment, decree, order, writ, ruling, verdict or other decision issued, promulgated or entered by or with any Governmental Authority.
“Organizational Documents” means, with respect to a Person (other than a natural person), the certificate or articles of incorporation, the certificate or articles of organization or formation, bylaws, partnership agreement, limited liability company agreement, operating agreement, stockholders’ agreement, trust agreement or similar organizational documents or agreements, as applicable, of such Person, including all amendments thereto.
“Original Owners” means, collectively, William L. Basler, Gregory S. Basler, Matthew L. Basler, and Christopher L. Basler.
“Original Shareholders” means, collectively, the William L. Basler Trust U/I dated December 19, 1986, as amended and/or restated, Matthew L. Basler, the Gregory S. Basler Revocable Living Trust date June 19, 2002, as amended and/or restated, and the Christopher L. Basler Revocable Trust date September 9, 2010, as amended and/or restated.
“Owned Real Property” is defined in Section 4.9(a).
“Panel” is defined in Section 12.8(c).
“Pass-Through Income Tax Matter” means any matter relating to the determination of income Taxes with respect to the operations of Company if Seller would be liable for such income Taxes (such Taxes, “Pass-Through Income Taxes”), but excluding matters where payment shall be made by Buyer after Closing under another provision of this Agreement.
“Party” and “Parties” are defined in the preamble to this Agreement.
“Payment Deficit” is defined in Section 2.3(c)(ii).
“Payment Excess” is defined in Section 2.3(c)(i).
“Permit” means any permit, license, franchise, variance, certificate, registration, approval, consent, waiver, exemption or similar authorization or entitlement granted or issued by or obtained from any Governmental Authority.
“Permitted Equity Liens” means, with respect to any Company Entity, any (a) restriction on transfer imposed by applicable securities laws, (b) restriction arising under this Agreement, any Transaction Document or any applicable Organizational Documents of Company, or (c) Lien arising by, through or under Buyer.
“Permitted Liens” means (a) any Lien for current Taxes not yet due and payable or the amount or validity of which is being contested in good faith by any appropriate proceeding, (b) any mechanics’, carriers’, workers’, repairers’, landlords’, materialman’s or similar Liens arising in the ordinary course of business, which are not, individually or in the aggregate, material to the business of any Company Entity, (c) any zoning, entitlement, building or other land use Liens or recorded covenant, condition, restriction, easement or other similar non-monetary Lien, in each case, that are not violated in any material respect by any Company Entity’s current use or operation and that do not, individually or in the aggregate, materially impair the value of the affected property or materially impair the suitability of the affected property for its intended purpose, (d) any immaterial encroachment or imperfections or defects affecting title to any real property that would not reasonably be expected to, individually or in the aggregate, materially impair the value, proposed or current use or occupancy of such real property, (e) any Lien arising under workers’ compensation, unemployment insurance, social security, retirement or similar laws, (f) any Lien on goods in transit incurred in the ordinary course of business pursuant to documentary letters of credit or shipper’s Liens, (g) with respect to real property, (A) easements, covenants, conditions and restrictions of record, (B) other easements, covenants, conditions and restrictions which do not, individually or in the aggregate, interfere with the conduct of the business of the Company Entities or (in the case of owned real property) materially impair the value of such real property, (C) any zoning or other governmentally established restrictions or encumbrances or (D) any condition that would be shown by a current, accurate survey, (h) any Lien, deposit or pledge to secure the performance of any bid, Contract (including any equipment lease), statutory obligation, surety or appeal bond, performance bond or other obligation of a like nature incurred in the ordinary course of business, (i) any Lien affecting any Asset of any Company Entity that are fully released at or prior to Closing, (j) any right reserved to, or vested in, any Governmental Authority to control or regulate, in whole or in part, any Asset of any Company Entity and any obligation under any Applicable Law, Order or Permit, and (k) any Lien arising by, through or under Buyer.
“Person” means any natural person, corporation, limited liability company, partnership, firm, trust, association, Governmental Authority or any other entity.
“Public Notice 7 Filing” means a voluntary written notice filed by Seller in accordance with Article 9 of the “Bulletin of the State Administration of Taxation on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-resident Enterprises” of the Peoples Republic of China.
“Pre-Closing Taxable Period” means a taxable period ending on or before the Closing Date.
“Preliminary Settlement Statement” is defined in Section 2.3(a).
“Prudent Industry Practices” means the generally accepted practices, methods, skill, care, techniques and standards employed in the United States of America electrical products engineering, manufacturing and sales business industry. Prudent Industry Practices are not limited to the optimum practices, methods, skill, care, techniques or standards to the exclusion of all others, but is a spectrum of reasonable and prudent practices, methods, skill, care, techniques and standards employed in such industry.
“Purchase Price” is defined in Section 2.2.
“Purchase Price Allocation” is defined in Section 11.7.
“R&W Insurance Policy” is defined in Section 7.9(a).
“Representative” means, with respect to either Party, any of such Party’s Affiliates and such Party’s and such Affiliate’s respective directors, officers, partners, members, employees, agents, representatives and advisors (including investment bankers, accountants, consultants, advisors and legal counsel).
“Release” or “Released” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing of any Hazardous Materials.
“Rules” is defined in Section 12.8(a).
“Sanctioned Person” means any Person (a) identified on any list of designated or restricted Persons administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) (including the Specially Designated Nationals and Blocked Persons List), the U.S. Department of State, the European Union or any of its member states (to the extent applicable), the United Nations Security Council, or Her Majesty’s Treasury of the United Kingdom (to the extent applicable), (b)

domiciled, organized or resident in, or any Governmental Authority of, a country or territory that is the subject or target of comprehensive Sanctions Laws administered by the United States, (c) owned 50% or more or controlled by, directly or indirectly, any Person described in the foregoing Clause (a) or (b); or (d) otherwise the subject or target of Sanctions Laws.
“Sanctions Laws” means any applicable trade, economic and financial sanctions law administered, enacted or enforced from time to time by (a) the United States of America, (b) the European Union and enforced by its member states, (c) the United Nations Security Council, or (d) Her Majesty’s Treasury.
“Seller” is defined in the preamble to this Agreement.
“Seller Ancillary Agreements” means, with respect to Seller, all agreements, certificates, instruments and documents being or to be executed and delivered by Seller under this Agreement in connection with the Closing.
“Seller Confidential Information” is defined in Section 6.1(b).
“Seller Indemnified Party” is defined in Section 10.2.
“Seller Insurance Policies” means the material insurance policies maintained by Seller, any of its Affiliates or any Company Entity, in each case, with respect to which any Company Entity is a named insured, as of the Execution Date; provided, however, that Seller Insurance Policies shall not include any insurance policy with respect to any Employee Benefit Plan.
“Seller Returns” is defined in Section 11.1(a).
“Seller’s Knowledge” means the actual knowledge of the individuals listed in Schedule 1.1(b) and such knowledge that would be obtained by them after conducting a reasonable inquiry into the applicable matter.
“Site” means each real property set forth in Schedule 4.9(b).
“Straddle Period” means a taxable period beginning before and ending after the Closing Date.
“Subsidiary Equity Interests” is defined in Section 4.2(c).
“Support Obligations” means, with respect to any Company Entity, any guaranty, letter of credit, cash deposit or performance bond provided by Seller or any Affiliate thereof (other than any Company Entity) by, or on behalf, or for the benefit of, such Company Entity.
“Target Net Working Capital” means $23,000,000.00.
“Tariff” means all import taxes, import duties, custom duties, antidumping duties, countervailing duties, tariffs (inclusive of foreign tariffs), quotas, minimum price floors, and other similar charges that are imposed, assessed or levied on the importation of materials, equipment, components, or other items under this Agreement.
“Tax” means all income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by a Taxing Authority, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Tax Contest Claims” is defined in Section 11.3.

“Taxing Authority” means the United States Internal Revenue Service and any other Governmental Authority responsible for administration of Taxes under the Applicable Laws of any jurisdiction.
“Tax Refund” is defined in Section 11.4.
“Tax Return” means any return, report, statement, property rendition, form or other documentation (including any additional or supporting material and any amendments or supplements) filed or maintained, or required to be filed or maintained, with respect to or in connection with the calculation, determination, assessment or collection of any Taxes.
“Termination Date” is defined in Section 9.1(b).
“Third-Party Claim” is defined in Section 10.6(a).
“Third-Party Claim Response Period” is defined in Section 10.6(a).
“Transaction Document” means any Buyer Ancillary Agreement or Seller Ancillary Agreement.
“Transaction Expenses” means (a) any unpaid cost, fee or expense for the negotiation, execution or delivery of this Agreement or any Transaction Document at the Closing by Seller, but only to the extent such cost, fee or expense is payable or reimbursable by any Company Entity pursuant to a Contract of any Company Entity existing prior to the Closing and are not released under the Mutual Release, and including any amount paid pursuant to a Contract set forth in Schedule 4.18(g), and (b) 50% of the costs and fees due to the Escrow Agent pursuant to the Escrow Agreement; provided, however, that Transaction Expenses shall not include any cost, fee or expense included in Net Working Capital or Indebtedness.
“Transaction Tax Deductions” means, without duplication, any deduction (as determined for United States of America federal income tax purposes) in connection with the Transactions (a) any payment of bonus, change-in-control payment, severance payment, retention payment or other compensatory payment made by any Company Entity, (b) any payment of any fee, expense and interest (including if treated as interest for Tax purposes), (c) any Transaction Expense, and (d) any other transaction cost of any Company Entity that are economically borne by Seller. For this purpose, the Parties agree to assume that 70% of any success-based fees within the scope of Internal Revenue Service Revenue Procedure 2011-29 are deductible.
“Transactions” means the transactions contemplated by this Agreement or any Transaction Document.
“Transfer Taxes” means all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes incurred in connection with the Transactions.
“Treasury Regulations” means the regulations promulgated under the Code.
“VAT Matters” is defined in Section 10.1(b).
1.2Construction.
(a)Headings of Articles and Sections are for convenience and reference purposes only and do not affect the meaning or interpretation of this Agreement. Preparation of this Agreement has been a joint effort of the Parties, and this Agreement shall not be construed more severely against one Party than against the other Party.
(b)Except where otherwise expressly provided or unless the context otherwise necessarily requires, in this Agreement: (i) any reference to any Exhibit, Schedule, Article, Section or Clause shall be to exhibits, schedules, articles, sections or clauses of this Agreement, which exhibits and schedules are incorporated in this Agreement and are an integral part of this Agreement; (ii) any reference to any Contract (including this Agreement) or other document shall be construed as a reference to such Contract or document as the same may have been, or may from time to time be, amended, supplemented, substituted, novated, assigned or otherwise transferred; (iii) any reference to “herein,” “herewith,” “hereof” or “hereunder” shall be deemed to be a reference to this Agreement as a whole and not limited to the particular Article, Section, Exhibit, Schedule or Clause in which the relevant reference appears; (iv) the use of “or”, “either” or “any” shall not be exclusive; (v) references to any Person shall, where appropriate, include any successors and permitted assigns of such Person; (vi) references to the term “include”, “includes” or “including” mean “include, without limitation”, “includes, without limitation” or “including, without limitation”; (vii) words importing the singular include the plural and vice versa and the masculine, feminine and neuter genders include all genders; (viii) references to any Applicable Law are to be construed as references to the same as it may have been, or may from time to time be, amended, modified or reenacted, and include references to all rules and regulations for the time being made thereunder or deriving validity therefrom; (viii) references to any amount of money mean a reference to the amount in United States Dollars; (ix) references to “days” other than Business Days means calendar days; (x) time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement; (xi) where a date or time period is specified, it will be deemed inclusive of the last day in such period or the date specified, as the case may be; provided, that if the last day in such period or the date specified, as the case may be, is not a Business Day, the applicable date or time period shall be extended until the next Business Day; (xii) whenever any action must be taken hereunder by a specified day or within a specified period, such time period shall conclude at 11:59 p.m. Central Standard Time on such day or the last day in such period; and (xiii) all accounting terms used herein and not expressly defined shall have the meanings given to them under GAAP, unless such is inconsistent with the Company’s historic practices.
Article 2
PURCHASE AND SALE
2.1Sale. Subject to this Agreement, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Interests for the consideration specified in Section 2.2.
2.2Consideration. In consideration for the sale and purchase pursuant to Section 2.1, Buyer shall pay to Seller an aggregate amount equal to $353,200,000.00 (the “Base Purchase Price”), which shall be subject to adjustment as set forth in Section 2.3 (the Base Purchase Price, as adjusted pursuant to Section 2.3(a), shall be referred to as the “Closing Purchase Price”, and the Closing Purchase Price, as adjusted pursuant to Section 2.3(c), shall be referred to as the “Purchase Price”).
2.3Adjustments to Purchase Price.
(a)At least three (3) Business Days prior to the Closing Date, Seller shall prepare in good faith and deliver to Buyer a statement (the “Preliminary Settlement Statement”) setting forth Seller’s estimate of the Net Working Capital (the “Estimated Net Working Capital”), the estimated Transaction Expenses (the “Estimated Transaction Expenses”), the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”) and the estimated Cash (“Estimated Cash”), in each case, together with reasonable supporting documentation therefor. Buyer shall review the Preliminary Settlement Statement in good faith. If Buyer in good faith does not agree with any of the calculations set forth on the Preliminary Settlement Statement, Buyer shall notify Seller in writing of such disagreement two (2) Business Days after receipt thereof (a “Buyer Disagreement Notice”). If a Buyer Disagreement Notice is not received by Seller within such two (2) Business Days, the calculations set forth in the Preliminary Settlement Statement shall be used to determine the Closing Purchase Price. If a Buyer Disagreement Notice is received by Seller within such two (2) Business Days, Seller shall incorporate in good faith comments set forth therein into the Preliminary Settlement Statement for purposes of the Closing. At the Closing, (i) if the Estimated Net Working Capital is less than the Target Net Working Capital, the Base Purchase Price shall be reduced dollar-for-dollar by such shortfall, (ii) if the Estimated Net Working Capital exceeds the Target Net Working Capital, the Base Purchase Price shall be increased dollar-for-dollar by such excess, (iii) the Base Purchase Price shall be reduced dollar-for-dollar by the Escrow Deposit, (iv) the Base Purchase Price shall be reduced dollar-for-dollar by the Estimated Transaction Expenses, (v) the Base Purchase Price shall be reduced dollar-for-dollar by the amount of Estimated

Closing Indebtedness, and (vi) the Base Purchase Price shall be increased dollar-for-dollar by the Estimated Cash.
(b)As promptly as practicable, but in no event later than ninety (90) days after the Closing Date, Buyer shall prepare in good faith and deliver to Seller a statement (the “Final Settlement Statement”) setting forth the Net Working Capital (the “Actual Net Working Capital”), the Transaction Expenses (“Actual Transaction Expenses”), the Closing Indebtedness (“Actual Closing Indebtedness”), and the actual Cash (“Actual Cash”), together with reasonable supporting documentation therefor. The Final Settlement Statement shall be prepared in accordance with the Accounting Principles, based on facts, circumstances, and information available to Buyer as of the date on which the Final Settlement Statement is delivered by Buyer to Seller with regards to conditions that existed as of immediately prior to Closing. Buyer shall provide Seller with any information reasonably requested by Seller supporting the calculations contained in the Final Settlement Statement and with reasonable access to the books, records and personnel of the Company Entities in the possession or control of Buyer as are reasonably requested by Seller and related to the matters set forth in the Final Settlement Statement. If Seller disagrees with the Final Settlement Statement, Seller shall, within thirty (30) days after Seller’s receipt of the Final Settlement Statement (the “Objection Notice Period”), notify Buyer in writing of such disagreement by setting forth Seller’s calculation of the Final Settlement Statement and describing in reasonable detail the basis for such disagreement and, to the extent possible, Seller’s proposed resolution of each such disagreement (the “Objection Notice”). If Seller approves the Final Settlement Statement or does not deliver an Objection Notice to Buyer within the Objection Notice Period, Buyer’s calculations in the Final Settlement Statement shall be final and binding on the Parties. If an Objection Notice is timely delivered by Seller to Buyer, the Parties shall negotiate in good faith to resolve their disagreements with respect to the calculations in the Final Settlement Statement. If the Parties are unable to resolve all such disagreements for any reason within forty-five (45) days after Buyer’s receipt of the Objection Notice from Seller, either Party may submit such remaining disagreements to the Independent Accountant for resolution. Each Party shall use commercially reasonable efforts to cause the Independent Accountant to resolve all remaining disagreements with respect to the computation of the Final Settlement Statement as soon as practicable, but, in any event, shall direct the Independent Accountant to render a written determination within forty-five (45) days after its retention. The Independent Accountant shall consider only those items in the calculation of the Final Settlement Statement on which the Parties have been unable to agree. In resolving any disputed item or amount, the Independent Accountant shall not assign to such item or amount a value greater than the greatest value for such disputed item assigned by either Party, or less than the smallest value for such disputed item assigned by either Party, in each case, in their respective submissions to the Independent Accountant. The Independent Accountant’s decision shall be based solely on written submissions by the Parties and their respective Representatives and not by independent review. The Independent Accountant shall act as an expert and not as an arbitrator, and shall make its determination in accordance with, and without modification to this Section 2.3. The determination of the Independent Accountant shall be final and binding upon the Parties, absent Fraud or manifest error. The fees, costs and expenses of the Independent Accountant shall be borne by each Party ratably according to the percentage of the amounts in dispute awarded to the other Party. The calculations set forth in the Final Settlement Statement shall be automatically modified to be the calculations finalized in accordance with this Section 2.3(b), as applicable.
(c)Within ten (10) Business Days after all of the calculations in the Final Settlement Statement are finalized pursuant to Section 2.3(b):
(i) if (A) the sum of the Estimated Net Working Capital plus Estimated Cash less the Estimated Transaction Expenses less the Estimated Closing Indebtedness exceeds (B) the Actual Net Working Capital plus Actual Cash less the Actual Transaction Expenses less the Actual Closing Indebtedness (a “Payment Excess”), the Closing Purchase Price shall be decreased dollar-for-dollar by such Payment Excess and, within such ten (10) Business Days, (x) Seller and Buyer shall jointly instruct the Escrow Agent to release to Buyer the amount of such Payment Excess, by wire transfer of immediately available funds to an account designated in writing by Buyer, (y) in the event the Payment Excess is greater than the Adjustment Escrow Amount, Seller shall pay to Buyer the amount by which the Payment Excess is greater than the Adjustment Escrow Amount by wire transfer of immediately available funds to the account(s) designated in writing by Buyer, and (z) in the event the amount of the Payment Excess is less than the Adjustment Escrow Amount (an “Adjustment Amount Surplus”), Seller and

Buyer shall simultaneously jointly instruct the Escrow Agent to release to Seller the Adjustment Amount Surplus (after release of funds to Buyer pursuant to subsection (x) above), by wire transfer of immediately available funds to an account designated by the Seller; and
(ii)if (A) the sum of the Actual Net Working Capital, plus Actual Cash less the Actual Transaction Expenses less the Actual Closing Indebtedness exceeds (B) the Estimated Net Working Capital plus Estimated Cash less the Estimated Transaction Expenses less the Estimated Closing Indebtedness (a “Payment Deficit”), the Closing Purchase Price shall be increased dollar-for-dollar by of such Payment Deficit and, within such ten (10) Business Days, (x) Buyer shall pay, or cause to be paid, to Seller by wire transfer of immediately available funds to an account designated by Seller, an amount in cash equal to the Payment Deficit, and (y) Seller and Buyer shall jointly instruct the Escrow Agent to release to Seller the entirety of the Adjustment Escrow Amount, by wire transfer of immediately available funds to an account designated by Seller.
(d)Any adjustments to the Base Purchase Price or the Closing Purchase Price made pursuant to this Section 2.3 shall be made so as to avoid duplication of any item used in the calculation thereof, and shall not include any item that is otherwise reflected in any other adjustment to the Base Purchase Price or the Closing Purchase Price made pursuant to this Section 2.3. All payments under this Section 2.3 shall be treated for Tax purposes as adjustments to the Purchase Price to the maximum extent permitted by Applicable Law.
(e)Each payment required by this Section 2.3 shall be made by wire transfer of immediately available funds to the account that (i) if Seller is the paying Party, Buyer designates by written notice to Seller or (ii) if Buyer is the paying Party, Seller designates by written notice to Buyer. The receiving Party shall notify the paying Party of such account at least two (2) Business Days prior to the date such payment is required hereunder.
2.4Non-Compete Agreement. Simultaneously with the execution and delivery of this Agreement, each of the Original Owners and Original Shareholders has executed and delivered the Non-Compete, Non-Solicitation, Indemnification, Resignation and Release Agreement, dated as of the Execution Date, for such Original Owner and/or Original Shareholder (the “Non-Compete Agreement”).
Article 3
CLOSING
3.1Closing Date. The consummation of the purchase and sale of the Interests contemplated by Section 2.1 (the “Closing”) shall take place on or before the fifth (5th) Business Day after the conditions to the Closing set forth in Article 8 have been satisfied or waived by the applicable Party (other than such conditions that can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or as otherwise agreed by the Parties, by electronic transmission (the day on which the Closing occurs, the “Closing Date”). The Closing shall be effective as of 12:00 a.m. Central Standard Time on the Closing Date.
3.2Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller all of the following:
(a)the Closing Purchase Price plus any Closing Indebtedness or Transaction Expenses referenced in the Preliminary Settlement Statement, by wire transfer of immediately available funds to the account(s) designated in writing by Seller to Buyer at least two (2) Business Days prior to the Closing Date;
(b)deposit, or cause to be deposited, in escrow with PNC Bank (the “Escrow Agent”) an amount equal to the Escrow Deposit;
(c)an escrow agreement, with respect to the Escrow Deposit, dated as of the Closing Date (the “Escrow Agreement”), substantially in the form of Exhibit A, duly executed by Buyer;
(d)an officer’s certificate, dated as of the Closing Date, substantially in the form of Exhibit B, duly executed by Buyer;

(e)a secretary’s certificate, dated as of the Closing Date, substantially in the form of Exhibit C, duly executed by Buyer (through its secretary); and
(f)an assignment substantially in the form of Exhibit H (the “Assignment”), duly executed by Buyer.
3.3Seller’s Closing Deliveries. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer, or otherwise cause, all of the following:
(a)the Assignment, duly executed by Seller;
(b)an officer’s certificate, dated as of the Closing Date, substantially in the form of Exhibit D, duly executed by Seller;
(c)a secretary’s certificate, dated as of the Closing Date, substantially in the form of Exhibit E, duly executed by Seller (through its secretary);
(d)the Escrow Agreement, duly executed by Seller;
(e)an Internal Revenue Service Form W-9, duly executed by Seller;
(f)resignations and releases duly executed by Kenneth L. Rhodes, Kenneth S. Parker and Kameron Murphy;
(g)Company to wire the amounts required to be paid by Company pursuant to the Contracts set forth in Schedule 4.18(g) to the accounts for the recipients thereof;
(h)a release, substantially in the form of Exhibit F, duly executed by Seller and each Company Entity (the “Mutual Release”);
(i)evidence of the Conversion from each of the Secretary of State of the State of Illinois and the Secretary of State of the State of Delaware;
(j)evidence that the distribution Agreement substantially in the form of Exhibit J, has been duly executed by Seller, Company, and Basler DISC Inc. (the “Distribution Agreement”);
(k)evidence of termination of that certain Export Property Sale, Commission, License and Lease Agreement, dated as of January 1, 2020, by and between Basler Electric Company and Basler DISC Inc.;
(l)proof of delivery to the Internal Revenue Service of (i) the Internal Revenue Service Form 8869 and (ii) the Internal Revenue Service Form 8832;
(m)evidence that the proper mortgage discharges have been forwarded to the City of Highland, Illinois and City of Corning, Arkansas with respect to the instruments recorded in the Madison County Registry of Deeds at Book 3349, Page 1 and Book 3349, Page 21;
(n)a termination and release, reasonably satisfactory to Buyer, from Matthew Basler with respect to any and all rights of such Person under any Company Entity medical plan;
(o)evidence that the PRC Notice 7 Filing has been made; and
(p)evidence of the receipt of Consents, and the delivery of notices, listed on Schedule 4.7.

Article 4
REPRESENTATIONS AND WARRANTIES OF SELLER
Seller represents and warrants to Buyer, as of the Execution Date and the Closing Date, that:
4.1Organization, Authority, Validity and Non-Contravention.
(a)Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has all limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its Assets where such Assets are now owned, leased or operated. Seller is duly qualified to do business and is in good standing in each jurisdiction in which the Assets are owned, leased or operated by Seller or the nature of the business conducted by Seller makes such qualification necessary, unless the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)As of the Closing Date, (i) Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, (ii) Company has all requisite limited liability company power and authority to carry on its business as it is currently conducted and to own, lease and operate its Assets where such Assets are now owned, leased or operated, and (iii) Company is duly qualified to do business and is in good standing in each jurisdiction in which the Assets owned, leased or operated by Company or the nature of the business conducted by Company makes such qualification necessary, unless the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(c)Seller has the requisite limited liability company power and authority to execute and deliver this Agreement and each Seller Ancillary Agreement, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Seller of this Agreement and each Seller Ancillary Agreement and the consummation of the Transactions have been duly authorized by all necessary limited liability company action on the part of Seller.
(d)This Agreement has been duly executed and delivered by Seller and is Enforceable against Seller. At the Closing, Seller will have executed and delivered any Seller Ancillary Agreement required by this Agreement at the Closing and each such Seller Ancillary Agreement will be Enforceable against Seller.
(e)Assuming the receipt, effectiveness and validity of the Consents listed in Schedule 4.7 and compliance with the HSR Act, and Buyer’s representations and warranties in Article 5 are true and correct, none of the execution or delivery by Seller of this Agreement or any Seller Ancillary Agreement, the performance of the obligations of Seller hereunder or thereunder, or the consummation of the Transactions will (i) conflict with or result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a breach or default under) any provision of the Organizational Documents of Seller or any Company Entity, (ii) result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a breach or default under) or give rise to a right of termination, cancellation, modification or acceleration of any obligation under, any Material Contract, in any material respect, (iii) result in the imposition or creation of any Lien upon or with respect to any Applicable Equity Interests or any Asset of any Company Entity (other than Permitted Liens or Permitted Equity Liens) or (iv) conflict with or result in the violation of any Applicable Law or Order to which Seller or any Company Entity or any of their respective Assets are subject in any material respect.
4.2Capitalization.
(a)As of the Execution Date, Seller has good and valid title to, and is the sole beneficial and record owner of, all of the shares of Company, free and clear of all Liens (other than Permitted Equity Liens) and all of the shares of Company (i) have been duly authorized and validly issued, (ii) are fully paid, and (iii) are nonassessable and were issued in compliance with Applicable Laws. Upon the Closing, Buyer will have good and valid title to, and be the sole beneficial and record owner of, all of the Interests, free and clear of all Liens (other than Permitted Equity Liens).

(b)Except as set forth in Schedule 4.2(b), (i) there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to the membership interests of Company or obligating Seller or Company to issue or sell any membership interests of, or any other equity interest in, Company; (ii) Company does not have any outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights; and (iii) except as set forth in the Organizational Documents of the applicable Company Subsidiary, there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Interests.
(c)Schedule 4.2(c) sets forth each of Company’s direct and indirect subsidiaries (the “Company Subsidiaries”; and together with Company, the “Company Entities”) and the ownership structure of the Company Entities. Company, either directly or indirectly as set forth in Schedule 4.2(c), has good and valid title to, and is the beneficial and record owner of, all of the issued and outstanding membership or other equity interests (the “Subsidiary Equity Interests”) in each Company Subsidiary, free and clear of all Liens (other than Permitted Equity Liens). All of the Subsidiary Equity Interests (i) have been duly authorized and validly issued, (ii) are fully paid, and (iii) are nonassessable and were issued in compliance with Applicable Laws.
(d)(i) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to the equity interests in any Company Subsidiary or obligating Seller or any Company Entity to issue or sell any equity interest in any Company Subsidiary; (ii) no Company Subsidiary has any outstanding unit appreciation, phantom unit, profit participation, or similar rights; and (iii) there are no voting trusts, voting agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Subsidiary Equity Interest.
(e)Except for the applicable Subsidiary Equity Interests or any Subsidiary that has been dissolved, merged or terminated, no Company Entity owns, or has owned, of record or beneficially, or controls or has controlled, directly or indirectly, any equity or other ownership interest in any Person.
4.3Organizational Documents. Seller has Made Available to Buyer true, correct, and complete copies of the Organizational Documents of each Company Entity.
4.4No Adverse Order. Seller is not subject to, or bound by, any Order that would, individually or in the aggregate, be expected to limit the ability of the Seller or any Company Entity to operate in the ordinary course of business, and no Company Entity is subject to, or bound by, any material Order, in each case, other than any Order that generally applies to the location in which such Company Entity or its Assets are located and is not specifically targeted to such Company Entity or the industry in which such Company Entity operates.
4.5Solvency. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by or to Seller’s Knowledge threatened in writing against, Seller or any Company Entity.
4.6Litigation. Except as set forth in Schedule 4.6, there is no Action pending against Seller or any Company Entity, or to Seller’s Knowledge threatened in writing against Seller or any Company Entity, in each case, with respect to any Company Entity or affecting any Company Entities’ properties or assets.
4.7Third-Party Consents. Schedule 4.7 sets forth a list of all consents, approvals, authorizations, waivers, or other clearance by or from, and all notifications, licenses, registrations, declarations, qualifications and other filings of, with or to, Persons, including Governmental Authorities (collectively, “Consents”) that are required in connection with the execution or delivery by Seller of this Agreement or any Seller Ancillary Agreement, the performance of the obligations of Seller hereunder or thereunder or the consummation by Seller or any Company Entity of the Transactions at or prior to the Closing.
4.8Company Equipment. Each Company Entity has good and valid title to, or a valid lease or right to use, its machinery, equipment, vehicles and other tangible personal property that are material to such Company Entity’s operations in substantially the same manner as currently conducted (the “Company Equipment”), free and clear of all Liens other than Permitted Liens. Except as set forth in Schedule 4.8, the Company Equipment is (a) being maintained in accordance with Prudent Industry Practices, (b) in good operating condition and repair, ordinary wear and tear excepted and (c) adequate and suitable for the purpose for which the Company Equipment is currently being used in connection with such Company Entity’s operations, in each case, in all material respects. Except as set forth in Schedule 4.8, the Company Equipment, together with all other Assets of the Company Entities, is sufficient for the continued operation of such Company Entity immediately after the Closing in substantially the same manner as currently conducted.
4.9Real Property Interests.
(a)Schedule 4.9(a) provides a disclosure of all real property that a Company Entity owns (“Owned Real Property”), or, to Seller’s Knowledge, has owned in the ten (10)-year period prior to the Execution Date. Except as set forth in Schedule 4.9(a), each Company Entity has a good, marketable, and valid title in its Owned Real Property, free and clear of all Liens (other than Permitted Liens).
(b)Schedule 4.9(b) sets forth the address of each real property any Company Entity leases as of the Execution Date (the “Leased Real Property”) and the applicable lease for such Leased Real Property (the “Leases”). Each Company Entity has a good and valid leasehold interest in the Leased Real Property, free and clear of all Liens (other than Permitted Liens). The Leases (i) represent the entire agreement between the respective parties thereto with respect to the real property interests described therein and use and occupancy real property interests created thereunder, (ii) have not been assigned or subleased by any Company Entity; and (iii) have not been surrendered, canceled, abandoned or terminated by any Company Entity. Except as set forth in Schedule 4.9(b), all rents, fees and other payments due pursuant to the Leases have been paid in full to the extent due and payable, and none of any Company Entity or, to Seller’s Knowledge, each counterparty thereto, is in breach in any material respect of any Lease.
(c)No material repairs, replacements or regularly scheduled maintenance relating to the Owned Real Property has been delayed or deferred. The improvements constructed on the Owned Real Property and Leased Real Property, including, but not limited to, all leasehold improvements are: (i) in good operating condition and repair, ordinary wear and tear excepted; (ii) adequate and suitable for the purpose for which such Owned Real Property and/or Leased Real Property is currently being used in connection with any Company Entity’s operations; and (iii) in compliance with Applicable Law, in each case, in all material respects.
(d)As of the Execution Date, there is no (i) pending or, to Seller’s Knowledge, proposed proceeding to change or redefine the zoning classification of all or any portion of any Owned Real Property or any Leased Real Property or (ii) violation of any Applicable Law, easements, covenants, conditions, or restrictions applicable to any Site that would be expected to materially impact the continued operation of the Owned Real Property or the Leased Real Property after the Closing in substantially the same manner as currently conducted.
(e)The (i) Owned Real Property and (ii) Leased Real Property, and the interests held by the Company Entities under the Leases, constitute all material interests in real property currently occupied, currently held for use, by the Company Entities that is required for the continued operation of their business after the Closing in substantially the same manner as currently conducted.
(f)Except as provided in Schedule 4.9(f), there is no pending or, to Seller’s Knowledge, threatened condemnation or eminent domain Action by any Governmental Authority affecting the Assets of any Company Entity.
4.10Financial Condition; No Undisclosed Liabilities.
(a)Each Company Entity has Made Available to Buyer true, correct, and complete copies of the (i) unaudited balance sheet and the related unaudited statements of operations, cash flows, and changes in equity with respect to such Company Entity for the fiscal years ended December 31, 2023 and December 31, 2024 (collectively, the “Annual Financial Statements”), and (ii) unaudited balance sheet of such Company Entity and the related unaudited statements of operations with respect to such Company Entity for the seven (7) months ended July 31, 2025 (the “Interim Financial Statements” and collectively with the Annual Financial Statements, the “Financial Statements”). Except that the Interim Financial Statements do not contain the notes required by GAAP (none of which, individually or in the aggregate, are material) and are subject to normal year-end adjustments, the Financial Statements fairly present, in all material respects, the financial position of the Company Entities as of the dates thereof and the results of its operations and cash flows for the periods then ended, in each case, in accordance with such Company Entity’s historic practices.
(b)The Company Entities have no individual material Liability (other than any Liability (i) arising under any Material Contract or Permit or arising in the ordinary course of business since the date of the Interim Financial Statements, and which is not, individually or in the aggregate, material in amount, (ii) identified in Schedule 4.10(c), (iii) set forth or reserved in any Financial Statement or (iv) that would not be required to be set forth in a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto).
(c)From the date of the Annual Financial Statements until the Execution Date and except as set forth in Schedule 4.10(c), (i) each Company Entity has, in all material respects, been owned and operated in the ordinary course of business, except any act or omission in connection this Agreement or any Transaction Document, or in connection with the F Reorganization and (ii) there has not been any effect, change, event, circumstance, or occurrence that has had, individually or in the aggregate, a Material Adverse Effect; provided, however, that any exception to Section 7.2 (and the effects thereof) shall be applied to this Clause (c), mutatis mutandis.
(d)All accounts receivables set forth in, but subject to, the Annual Financial Statements as of the date of the Annual Financial Statements represent valid, bona fide obligations, in all material respects, owed to a Company Entity arising from sales actually made or services actually performed in the ordinary course of business. As of the Execution Date, such accounts receivable are current and collectible, except to the extent reserved in the Annual Financial Statements. To Seller’s Knowledge, there is no material claim asserted, other than returns in the ordinary course of business, by the Person owing such account receivable with respect to the amount or validity of such accounts receivable.
(e)As of the Execution Date, each Company Entity’s Indebtedness with outstanding principal or interest due thereon is set forth in Schedule 4.10(e).
(f) The Company Entities have implemented and maintain a system of internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Financial Statements in all material respects. No material weaknesses in such internal controls or reportable conditions exist as of the date of the Interim Financial Statements.
(g)All inventory of the Company Entities is of a quality and quantity usable and saleable in the ordinary course of business consistent with past practice, except to the extent reserves for obsolete, damaged, defective or slow-moving items were included in the Financial Statements. All inventory is owned by the Company Entities and clear of all encumbrances, and no inventory is held on a consignment basis.
4.11Absence of Changes. Between the date of the Annual Financial Statements and the Execution Date and except as set forth in Schedule 4.10(c), in connection with this Agreement or any Transaction Document, or in connection with the F Reorganization, the business of each Company Entity has been conducted in the ordinary course of business consistent with past practice, and there has not been, with respect to any Company Entity, any:
(a)event, occurrence or development that has had, or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;
(b)amendment or modification of its Organizational Documents (other than administrative amendments or modifications that are not material and are delivered to Buyer prior to the Closing);
(c)split, combination or reclassification of any Applicable Equity Interests;

(d)issuance, sale or other disposition of, or grant of any, Applicable Equity Interests, or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Applicable Equity Interests;
(e)declaration or payment of any dividends or distributions on or in respect of any Applicable Equity Interests or redemption, purchase or acquisition of any Applicable Equity Interests;
(f)material change in any method of accounting or accounting practice of any Company Entity, except as required by GAAP or as disclosed in the notes to the Financial Statements;
(g)material change in any Company Entity’s cash management practices or its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses and payment of trade accounts payable accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(h)incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice and borrowings under revolving lines of credit and obligations under interest rate swap or hedging agreements;
(i)transfer, assignment, sale or other disposition of any material portion of the Assets shown or reflected in the unaudited balance sheet or cancellation of any debts or entitlements, other than expenditures of Cash, collection of accounts receivable, application of prepaid expenses, sales of inventory in the ordinary course of business, consistent with past practices, and dispositions of equipment which was worn out or no longer used;
(j)transfer or assignment of, or grant of any covenant or encumbrance or license or sublicense under or with respect to, any Company Entity Intellectual Property Rights;
(k)abandonment or lapse of or failure to maintain in full force and effect any Company Entity Intellectual Property Rights, or failure to take or maintain reasonable measures to protect the confidentiality or value of any material trade secrets included in the Company Entity Intellectual Property Rights;
(l)acceleration, termination, material modification to or cancellation of any Material Contract to which any Company Entity is a party or by which it is bound;
(m)increase in the compensation of its employees, other than as provided for in any written agreements or in the ordinary course of business, consistent with past practices;
(n)adoption, amendment or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant in each case receiving annual compensation in excess of $75,000, other than oral at-will employment agreements, (ii) Plan or (iii) collective bargaining or other agreement with a union;
(o)any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of the Original Shareholders or Original Owners other than transactions contemplated by this Agreement;
(p)entry into a new line of business or abandonment or discontinuance of existing lines of business;
(q)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy law or consent to the filing of any bankruptcy petition against it under any similar law;

(r)purchase, lease or other acquisition of the right to own, use or lease any property or Assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory, equipment or supplies in the ordinary course of business consistent with past practice;
(s)acquisition by merger or consolidation with, or by purchase of a substantial portion of the Assets or stock of, or by any other manner, any business or any Person or any division thereof; or
(t)subject to the provisions of Section 7.2(c), entry into any Contract to do any of the foregoing.
4.12Tax Matters. Except as set forth in Schedule 4.12:
(a)All material federal and other material Tax Returns required to be filed by each Company Entity have been timely filed. Each such Tax Return is true, correct and complete in all material respects. All Taxes, whether or not shown to be due on any Tax Returns, with respect to any Pre-Closing Taxable Period, required to have been paid, or claimed by any Governmental Authority to be payable, by each Company Entity, have been timely paid in full on or before the Closing Date, and all Taxes that are required to be withheld or collected by each Company Entity have been duly withheld and collected and, to the extent required, have been paid to the appropriate Governmental Authority within the time and in the manner required by Applicable Law.
(b)There are no outstanding Contracts extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes due from any Company Entity for any taxable period.
(c)No Tax audit by any Governmental Authority is pending, and no Governmental Authority has delivered written notice to any Company Entity of any intention to commence such an audit.
(d)No Taxing authority in a jurisdiction where Company does not file a Tax Return has made a claim or assertion in writing, or threatened in writing, that Company is or may be subject to Tax by such jurisdiction.
(e)Except as set forth in Schedule 4.12, no Company Entity has engaged in any material “reportable transaction” as defined in Treasury Regulations Section 1.6011-4(b) or any transaction under a similar provision of state, local or foreign Tax law.
(f)No Company Entity (i) has received any private letter ruling or closing agreement from the Internal Revenue Service (or any comparable ruling or agreement from any other Taxing Authority) with respect to such Company Entity or (ii) has any requests for such a ruling or agreement pending, including any application for such item that has been subsequently withdrawn.
(g)No Company Entity is a party to any Tax sharing, Tax indemnification or similar agreement currently in force other than customary Tax indemnification provisions in contracts entered into in the ordinary course of business, or has ever been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code. No Company Entity has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor, by contract or otherwise.
(h)There are no Tax Liens.
(i)Each Company Entity complies with Applicable Laws regarding transfer pricing in all material respects.

(j)Since April 1, 1989, and until the F Reorganization, the Company has been a validly electing and qualifying S-corporation, within the meaning of Section 1361 and Section 1362 of the Code. After the F Reorganization, the Company will be a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) and Section 1362 of the Code and disregarded as an entity separate from Seller for U.S. federal income tax purposes by Seller by making a valid election to treat the Company as a qualified subchapter S subsidiary consistent with Rev. Rul. 2008-18 and prior to any subsequent transaction referred to therein.
(k)Seller has made (i) a valid S-corporation election, and (ii) filed and delivered the F Reorganization Company Documents and the F Reorganization Seller Documents.
(l)The representations and warranties set forth in this Section 4.12 constitute the sole and exclusive representations and warranties of Seller with respect to Taxes and no other provision of this Agreement shall be deemed to be a representation or warranty in connection therewith.
4.13Material Contracts.
(a)As of the Execution Date, Schedule 4.13(a) contains a list of all Material Contracts and all amendments and modifications thereto and Seller has Made Available to Buyer copies of each Material Contract, as amended or otherwise modified; provided, however, Schedule 4.13(a) and this Section 4.13(a) shall only apply to Contracts that (i) require aggregate consideration paid to or payable by the Company Entities in excess of $1,000,000 in any of the last three (3) years preceding the Execution Date or (ii) meet Clauses (b)-(j) of the definition of “Material Contracts”, subject to the proviso within the definition of “Material Contracts”.
(b)Each Company Entity and, to Seller’s Knowledge, each counterparty thereto, is in material compliance with each Material Contract. Each Material Contract is in full force and effect with respect to the applicable Company Entity (assuming due authorization, execution and delivery by each counterparty to such Material Contract and that such Material Contract is legal, valid and binding on each such counterparty) and, to Seller’s Knowledge, with respect to each such counterparty. Each Material Contract is Enforceable against the applicable Company Entity and, to Seller’s Knowledge, each such counterparty.
(c)Assuming the receipt, effectiveness, and validity of the Consents listed in Schedule 4.7, during the six (6)-year period prior to the Execution Date, no event has occurred, or circumstance exists, that, with or without notice or lapse or time, or both, would, and the closing of the Transactions by Seller will not, (i) directly create a right for any other Person to terminate any Material Contract, (ii) cause the loss of any material benefit by any Company Entity, or (iii) constitute a material breach of any Material Contract, and no Company Entity has received notice of any actual or alleged material breach or of any termination of any Material Contract.
4.14Brokers. None of Seller or any Company Entity has engaged any broker, finder or agent in connection with the Transactions that would result in any Liability of any Company Entity after the Closing or Buyer or any of its Affiliates for any brokerage or finder’s commission, fee or similar compensation.
4.15Legal Compliance. Each Company Entity is in compliance with, and, during the six (6)-year period prior to the Execution Date, has been in compliance with, all Applicable Laws in all material respects. Except as set forth in Schedule 4.15, during the six (6)-year period prior to the Execution Date, none of Seller or any Company Entity has received any written notification indicating (a) the violation or alleged violation of, or non-compliance with, any Applicable Law in any material respect, by such Company Entity or any Asset thereof or (b) any material investigation by a Governmental Authority with respect to such Company Entity.
4.16Environmental Laws.
(a)Except as set forth in Schedule 4.16(a), each Company Entity is in compliance with, and, except as has been fully and finally resolved with no continuing Liability to Company, during the ten (10)-year period prior to the Execution Date, has been in compliance with all Environmental Laws and Environmental Permits in all material respects.

(b)Each Company Entity maintains in full force and effect the Environmental Permits necessary for the ownership, lease, operation or use of such Company Entity’s Assets as currently conducted, in all material respects. There are no Actions pending or, to Seller’s Knowledge, threatened in writing that could reasonably be expected to result in the termination, revocation, suspension or material restriction of any Environmental Permit.
(c)During the ten (10)-year period prior the Execution Date, no written notice has been received by Seller or any Company Entity and no Action is pending or threatened in writing during the ten (10)-year period prior to the Execution Date, by any Governmental Authority with respect to any Company Entity, in each case the subject of which remains unresolved and which would reasonably be expected to result in any material Liability of any Company Entity under Environmental Law or requirement to perform any material investigation or remedial action.
(d)During the ten (10)-year period prior to the Execution Date, no Company Entity has and, to Seller’s Knowledge no third Person has Released any Hazardous Material on any property of Company in violation of any Environmental Law in all material respects for which there could be reasonably anticipated to be any material Liability of Company under Environmental Law to perform any material investigation or remedial action, the subject of which remains unresolved.
(e)Seller has provided copies to Buyer of: (i) any and all material environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar environmental documents (other than any Excluded Records) commissioned by or in the possession of Seller or any Company Entity, during the six (6)-year period prior to the Execution Date, with respect to the facilities or operations of the Company Entities or any currently or formerly owned, operated or leased real property which are in the possession or control or custody of any Company Entity related to compliance with Environmental Laws, Environmental Claims or any Environmental Notice or the Release of Hazardous Materials during the ten (10)-year period prior to the Execution Date and with respect to any Assets; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes), relating to the potential presence of protected species or habitat, cultural or archaeological resources or jurisdictional waters, and relating to any Permit required under Environmental Law, in each case, commissioned by or in the possession of Seller or any Company Entity, produced during the six (6)-year period prior to the Execution Date and with respect to any Assets.
(f)No Real Property currently or formerly owned, operated or leased by any Company Entity is listed on, or, to Seller’s Knowledge, has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.
(g)There are no underground storage tanks that were owned or operated by any Company Entity, or, to Seller’s Knowledge, any other Person, in each case, during the ten (10) year period prior to the Execution Date, under the Owned Real Property or Leased Real Property that could reasonably be expected to result in a material liability or material remediation obligation with respect to such Company Entity.
(h)The representations and warranties set forth in this Section 4.16 constitute the sole and exclusive representations and warranties of Seller with respect to Environmental Laws, Environmental Permits, Hazardous Materials and other environmental-related matters, and no other provision of this Agreement shall be deemed to be a representation or warranty in connection therewith.
4.17Permits. All material Permits required for each Company Entity to conduct its business in the same manner as currently conducted have been obtained by it and are valid and in full force and effect (the “Company Permits”). All fees and charges with respect to such Company Permits that are due and payable prior to the date hereof have been paid in full. No Action is pending against any Company Entity or, to Seller’s Knowledge, threatened against any Company Entity in writing during the six (6)-year period prior to the Execution Date, that could reasonably be expected to result in the termination, revocation, suspension or restriction of any Company Permit. During the six (6)-year period prior to the Execution Date, no Company Entity received any written notice that any Company Permit of such Company Entity could be expected to be revoked, terminated or materially adversely modified. Each Company Entity maintains in full force and effect, and is in compliance with, and, during the six (6)-year period prior to the Execution Date, has been in compliance with, each Company Permit of such Company Entity, in all material respects. Copies of all Company Permits have been Made Available to Buyer.
4.18Employee Matters.
(a)Schedule 4.18(a) sets forth a true and complete list of each Employee Benefit Plan. Seller has provided Buyer a current, accurate and complete copy (or, to the extent not reduced to writing, an written description of all material terms) of each material Employee Benefit Plan (including any amendments) and, to the extent applicable: (i) any related trust agreement, insurance policy or other funding instrument; (ii) the most recent determination letter, opinion letter or advisory letter issued by the Internal Revenue Service; (iii) the most recent summary plan description and summaries of material modifications thereto; (iv) for the three (3) most recent years, the Form 5500 and attached schedules, audited financial statements and actuarial valuations; and (v) for the three (3) most recent years, all non-ordinary course correspondence from or with any Governmental Authority.
(b)Each Employee Benefit Plan has been operated and administered in accordance with its terms and Applicable Laws, including ERISA and the Code, except where the failure to do so would not result in a material Liability to any Company Entity. Company has made all contributions and paid all premiums in respect of each such Employee Benefit Plan in accordance with the terms of each Employee Benefit Plan and all Applicable Laws.
(c)Neither Company nor any ERISA Affiliate maintains, sponsors, contributes to or has any obligation to contribute to, or has any Liability with respect to (i) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (ii) any “multiple employer plan” as such term is defined in Section 413(c) of the Code; (iii) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iv) a “funded welfare plan” within the meaning of Section 419 of the Code; or (v) any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Title IV of ERISA or Section 412 of the Code.
(d)Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination, opinion or advisory letter from the Internal Revenue Service covering all of the provisions applicable to the Employee Benefit Plan for which determination, opinion or advisory letters are currently available that the Employee Benefit Plan is so qualified, and as of the Execution Date and to Seller’s Knowledge nothing has occurred with respect to the Employee Benefit Plan which would reasonably be expected to result in the loss of such qualification or exemption.
(e)No Employee Benefit Plan provides any post-retirement life, medical, dental or other welfare benefits (whether or not insured) except as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended or Applicable Laws.
(f)Schedule 4.18(f) contains a true and complete list of all employees of the Company Entities as of the Execution Date (“Company Employees”) and the following information related to Company Employees, as of the Execution Date, as applicable: (i) job title, (ii) date of hire, (iii) location of employment, (iv) employee job classification (exempt/nonexempt for overtime purposes), (v) status (e.g., part-time, full-time, seasonal or temporary), (vi) hourly wage rate or base annual salary, (vii) target incentive pay, accrued bonuses, and commissions, (viii) accrued but unpaid vacation balances, (ix) leave status (including type of leave and expected return date, if known), and (x) if a union member.
(g)Except as set forth in Schedule 4.18(g), the consummation of the Closing will not (i) entitle any Company Employee to any severance pay or other material payment under any Employee Benefit Plan as of result of the Closing; (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation or benefits accrued or payable to any Company Employee as a result of the Closing (with the exception of payoff of accrued vacation time following termination of employment in accordance with Company’s policies or practices); or (iii) result in any payments or benefits that would be nondeductible to the payor under Section 280G of the Code or that could, individually or in combination with any other such payment or benefit, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.
(h)As of the Execution Date and during the six (6)-year period prior to the Execution Date, as applicable, there are no, and there have not been, nor, to Seller’s Knowledge, has there been any written threat of, strikes, concerted work stoppages or lockouts affecting any Company Entity.
(i)Except as provided in Schedule 4.13(a), no Company Entity is party to any collective bargaining agreement or other similar labor-related Contract with a labor union, works council or similar labor organization representing Company Employees
(j)Except as provided in Schedule 4.18(j), as of the Execution Date, (i) all post-employment and/or post-severance liabilities owed by a Company Entity to Original Owners and/or their family members have been terminated or released and (ii) there are no annuity payments due to Original Owners and/or their family members.
(k)As of the Execution Date, and during the six (6)-year period prior to the Execution Date, each Company Entity is and has been in compliance with all Applicable Laws of China and Mexico with respect to employment and labor matters in all material respects.
4.19Bank Accounts, Officers and Powers of Attorney. Schedule 4.19 sets forth (a) each bank account maintained by any Company Entity and a list of Persons authorized to sign with respect to such account, (b) each valid power of attorney issued by any Company Entity that remain in effect and (c) each of the officers and directors of each Company Entity.
4.20Support Obligations. Except as set forth in Schedule 4.20, as of the Execution Date, no Support Obligations of Seller have been provided by, on behalf of, or for the benefit of, any Company Entity that are required to be replaced by Buyer.
4.21Insurance. Schedule 4.21 sets forth a list, as of the Execution Date, of each Seller Insurance Policy. Seller has Made Available to Buyer true and complete copies of each such Seller Insurance Policy. During the six (6)-year period prior to the Execution Date, Seller has not received any material written notice disclaiming coverage or reserving rights with respect to a particular claim under any Seller Insurance Policy, or canceling, terminating or materially amending any such Seller Insurance Policy. Each premium due and payable for each such Seller Insurance Policy have been duly paid. None of Seller or any Company Entity is in material breach or default under any such Seller Insurance Policy. No material insurance claim by Seller or any Company Entity is outstanding with respect to any Company Entity under any Seller Insurance Policy.
4.22Certain Payments. Within the six (6)-year period prior to the Execution Date, no Company Entity or any of its Representatives (a) has, directly or indirectly, offered, requested, agreed to receive, received, paid, promised to pay, or authorized the payment of value, including any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment of anything of value, in the course of their actions for, or on behalf of, any Company Entity to any Person, private or public, regardless of what form, in violation of any Anti-Corruption Law; (b) has received any written notice or communication from any Governmental Authority that alleges that any Company Entity or any Representative thereof has violated any Anti-Corruption Laws, Sanctions Laws or Ex-Im Laws; or (c) (i) has been or is a Sanctioned Person; (ii) has transacted any business, directly or knowingly indirectly, with any Sanctioned Person in violation of Sanctions Laws or violated Sanctions Laws; or (iii) violated any applicable Ex-Im Laws. No part of the proceeds to be paid to Seller in connection with the Transactions will be used, directly or knowingly indirectly, by Seller so as to cause Buyer to be in violation of, Anti-Corruption Laws or Sanctions Laws.
4.23Intellectual Property.
(a)Schedule 4.23(a) sets forth a list of each material patent, patent application, trademark registration, trademark application and domain name identifying a Company Entity as the owner or assignee of all right, title and interest therein and the jurisdiction in which it exists. Each Company Entity owns or has adequate rights, free and clear of any Lien, encumbrance or license, to use all Intellectual Property Rights for such Company Entity’s operations in substantially the same manner as currently conducted. Such Intellectual Property Rights will be owned or available for use by such Company Entity immediately after the Closing. As of the Execution Date, no material Action is pending that challenges the legality, validity, enforceability or use of any Intellectual Property Right identified in

Schedule 4.23(a). Such Intellectual Property Rights of the Company Entities and the Intellectual Property Rights licensed by the Company Entities are all the Intellectual Property Rights used in or necessary to operate the business of the Company Entities following the Closing in the same manner as it was conducted prior to the Closing. To the Seller’s Knowledge, as of the Closing, the products and services manufactured, distributed, or sold by each Company Entity, do not infringe upon any Intellectual Property Right of any Person and to Seller’s Knowledge there is no Action alleging infringement, misappropriation, or violation of any Intellectual Property Right by any third Person. There are no: (i) out-bound licenses for any Company Entity Intellectual Property Right that would encumber such Intellectual Property Right identified in Schedule 4.23(a); or (ii) in-bound licenses for any Intellectual Property Right of a third party necessary to operate the business of the Company Entities as of the Closing.
(b)Each use and each distribution of Open Source Software by a Company Entity is in material compliance with the terms of the license under which such Open Source Software is licensed to the Company Entity, including all copyright notice and attribution requirements. No Company Entity has incorporated Open Source Software into, combined Open Source Software with, linked Open Source Software with, or distributed or made accessible Open Source Software with any proprietary software or products of a Company Entity in a manner that imposes a requirement or condition that any product or Intellectual Property Right limits or restricts a Company Entity to use or distribute any such product or Intellectual Property Right in any material respect.
(c)Each Company Entity is complying, in all material respects, with the Applicable Laws and Material Contracts relating to data privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, destruction and use of personally identifiable information owned or held by the Company (“Company Entity Data”) and is taking all commercially reasonable measures to ensure that Company Entity Data is protected against loss, damage and unauthorized access, use, or modification. During the six (6)-year period prior to the Execution Date, there has been no loss, damage, or unauthorized access, use or modification of any Company Entity Data in any material respect. To Seller’s Knowledge, neither the execution, delivery, or performance of this Agreement by Seller violates any Applicable Laws or breaches any Material Contract, in any material respect, pertaining to any Company Entity Data.
4.24Customers; Suppliers.
(a)As of the Execution Date, Schedule 4.24(a) sets forth a list of the top ten (10) customers of the Company Entities on a consolidated basis by dollars of sales to such customers in 2024 (collectively, the “Material Customers”). Except as set forth in Schedule 4.24(a), as of the Execution Date, to Seller’s Knowledge, no Company Entity has received any written statement or oral communication that any Material Customer is presently intending to pre-stop, materially decrease the rate of, or materially change the payment or price terms with respect to, buying products from such Company Entity in a manner that would reasonably be expected to materially and adversely impact the business of any of the Company Entities. As of the Execution Date, no material Action is pending or, to Seller’s Knowledge, threatened in writing with any such Material Customer that is reasonably likely to terminate, cancel or modify any Material Contract by any Material Customer with any Company Entity in a manner that would materially and adversely impact the business of the Company Entities.
(b)As of the Execution Date, Schedule 4.24(b) sets forth a list of the top ten (10) suppliers of the Company Entities on a consolidated basis by dollars of sales to such suppliers in 2024 (collectively, the “Material Suppliers”). Except as set forth in Schedule 4.24(b), as of the Execution Date, to Seller’s Knowledge, no Company Entity has received any written statement or oral communication that any Material Supplier is presently intending to pre-stop, materially increase the rate of, or materially change the payment or price terms with respect to, selling products to such Company Entity in a manner that would reasonably be expected to materially and adversely impact the business of any of the Company Entities.   As of the Execution Date, no material Action is pending or, to Seller’s Knowledge, threatened in writing with any such Material Supplier that is reasonably likely to terminate, cancel or modify any Material Contract by any Material Supplier with any Company Entity in a manner that would materially and adversely impact the business of the Company Entities.

Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller, as of the Execution Date and the Closing Date, that:
5.1Organization, Authority, Validity and Non-Contravention.
(a)Buyer is a corporation duly formed or incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all corporate power and authority to carry on its business as it is currently conducted and to own, lease and operate its Assets where such Assets are now owned, leased or operated. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the Assets owned, leased or operated by Buyer or the nature of the business conducted by Buyer makes such qualification necessary, unless the failure to be so qualified or in good standing would not result in a Buyer Material Adverse Effect.
(b)Buyer has all requisite organizational power and authority to execute and deliver this Agreement and the Buyer Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and the Buyer Ancillary Agreements and the consummation of the Transactions have been duly authorized by all necessary organizational action on the part of Buyer.
(c)This Agreement has been duly executed and delivered by Buyer and is Enforceable against Buyer. At the Closing, Buyer will have executed and delivered any Buyer Ancillary Agreement required by this Agreement at the Closing and each such Buyer Ancillary Agreements will be Enforceable against Buyer.
(d)Assuming compliance with the HSR Act, none of the execution or delivery by Buyer of this Agreement or any Buyer Ancillary Agreement, the performance of the obligations of Buyer hereunder or thereunder, or the consummation of the Transactions will (i) conflict with or result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a breach or default under) any provision of the Organizational Documents of Buyer, (ii) result in any violation or breach of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a breach or default under) or give rise to a right of termination, cancellation, modification or acceleration of any obligation under, any material Contract to which Buyer is a party or by which any of its Assets are bound in any material respect, or (iii) conflict with or result in the violation of any Applicable Law or Order, in any material respect, to which Buyer is subject or by which any of its Assets are bound.
5.2No Adverse Order or Injunctions. There is no Action pending or, to Buyer’s knowledge, threatened against Buyer that would result in a Buyer Material Adverse Effect.
5.3Solvency. There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to Buyer’s knowledge, threatened in writing against, Buyer or any of its Affiliates. Buyer, on a consolidated basis with its Affiliates, is able to pay its debts as such debts become due, has capital sufficient to carry out its business as now contemplated, and owns property having a value both at fair market valuation and at fair saleable value in the ordinary course of business greater than the amount required to pay and perform its obligations under this Agreements, its Indebtedness and other obligations as the same mature and become due.
5.4Third-Party Consents. Assuming compliance with the HSR Act and except as would not result in a Buyer Material Adverse Effect, there are no Consents that are required in connection with the execution or delivery by Buyer of this Agreement or any Buyer Ancillary Agreement, the performance of the obligations of Buyer hereunder or thereunder or the consummation of the Transactions by Buyer.
5.5Brokers. None of Buyer or any of its Affiliates has engaged any broker, finder or agent in connection with the Transactions that would result in any Liability of Seller or any of its Affiliates for any brokerage or finder’s commission, fee or similar compensation.
5.6Funding. Buyer has access to sufficient cash to enable it to pay the Closing Purchase Price at the Closing and to pay all other costs, fees and expenses required to be paid by Buyer to consummate the Transaction. Receipt or availability of funds or financing by Buyer or any of its Affiliates shall not be a condition to Buyer’s obligations hereunder. No funds to be paid to Seller have been derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under any AML Laws.
5.7Acquisition of Interests for Investment. Buyer is acquiring the Interests for its own account and not with a view toward or for a sale or distribution thereof in violation of the Securities Act of 1933 or any other applicable securities laws.
5.8Investment Experience. Buyer can bear the economic risk of its acquisition of the Interests and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an acquisition of the Interests. Buyer is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act of 1933. Buyer understands that the Interests have not been registered under the Securities Act of 1933 or other applicable securities laws.
5.9Independent Evaluation. Buyer is an experienced and knowledgeable investor in the electrical products and the engineering, manufacturing and sales business in connection therewith. Buyer had access to the Company Entities, the officers, consultants and other Representatives of the Company Entities, and the books, records, and files of the Company Entities. Buyer conducted, to its satisfaction, its own independent investigation of the condition, operation and business of the Company Entities, and Buyer has been provided access and an opportunity to review any information respecting any Company Entity required for Buyer to make its own determination to proceed with Transactions. Buyer solely relied on (a) the basis of its own independent investigation in connection with this Agreement and the Transaction Documents, (b) the limited representations and warranties made by Seller in this Agreement and any Transaction Document and (c) its own expertise and legal, land, tax, engineering, and other professional counsel concerning the Transactions, the Company Entities and the value thereof.
5.10Foreign Person. Buyer is not a foreign person as that term is defined under Section 721 of Title VII of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, including the regulations promulgated thereunder, codified at 31 C.F.R. Part 800, et seq.
Article 6
CONFIDENTIAL INFORMATION
6.1Confidential Information.
(a)From the Closing Date through the expiration of two (2) years after the Closing Date, Seller shall (and Seller shall cause each of its Affiliates to) maintain in strict confidence (1) this Agreement and each Transaction Document and (2) all documents, materials and other information related to the business activities of any Company Entity, including the books and records of any Company Entity or pertaining to any Asset of any Company Entity (“Buyer Confidential Information”); provided, however, that (i) Buyer Confidential Information shall not include any documents, materials and other information that (A) have become generally known or available within the industry or the public other than as a result of Seller’s violation of this Section 6.1(a), or (B) was rightfully received by Seller, after the Closing Date, from a third Person who is not under an obligation of confidentiality with respect thereto, (ii) Seller may disclose and use Buyer Confidential Information as required by Applicable Law, judicial process or the rules of any applicable stock exchange or to Persons who are Affiliates of Seller or who provide legal, accounting, or other services to Seller in connection with Seller’s evaluation or implementation of the Transactions and Seller shall cause such Persons to comply with this Section 6.1(a), or (iii) Seller may disclose and use Buyer Confidential Information as necessary to enforce this Agreement or any Transaction Document or perform any obligation under this Agreement or any Transaction Document. With respect to any disclosure under Clause (ii) as required by Applicable Law, judicial process, or the rules of any applicable stock exchange, Seller shall promptly notify Buyer in writing and shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. From the Closing Date through the expiration of two (2) years after the Closing Date, Seller shall (and Seller shall cause each of its Affiliates to) not use any Buyer Confidential Information except in connection with the Transactions or as permitted by Clauses (ii) and (iii).
(b)From the Closing Date through the expiration of two (2) years after the Closing Date, Buyer shall (and Buyer shall cause each of its Affiliates to) maintain in strict confidence this Agreement and each Transaction Document and all documents, materials and other information related to business activities of Seller or its Affiliates that have been disclosed to Buyer or its Affiliates and that is not Buyer Confidential Information (“Seller Confidential Information”); provided, however, that (i) Seller Confidential Information shall not include any documents, materials and other information that (A) have become generally known or available within the industry or the public other than as a result of

Buyer’s violation of this Section 6.1(b), or (B) was rightfully received by Buyer, after the Closing Date, from a third Person who became aware thereof and who is not under an obligation of confidentiality with respect thereto, (ii) Buyer may disclose and use Seller Confidential Information as required by Applicable Law, judicial process or the rules of any applicable stock exchange or to Persons who are Affiliates of Buyer or who provide legal, accounting, or other services to Buyer in connection with Buyer’s evaluation or implementation of the Transactions and Buyer shall cause such Persons to comply with this Section 6.1(b) and (iii) Buyer may disclose and use Seller Confidential Information as necessary to enforce this Agreement or any Transaction Document or to perform any obligation under this Agreement or any Transaction Document. With respect to any disclosure under Clause (ii) as required by Applicable Law, judicial process, or the rules of any applicable stock exchange, Buyer shall promptly notify Seller in writing and shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. From the Closing Date through the expiration of two (2) years after the Closing Date, Buyer shall (and Buyer shall cause each of its Affiliates to) not use any Seller Confidential Information except in connection with the Transactions or as permitted by Clauses (ii) and (iii).
6.2Public Announcements. Neither Party shall make or issue any press release or other public announcement concerning this Agreement, any Transaction Document or the Transactions, without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that either Party may, without consent, issue a press release or make any other public announcement or filing to comply with any Applicable Law or the rules of any stock exchange upon which such Party’s or any of its Affiliates’ stock is traded; provided, further, however, that, to the extent permitted by Applicable Law, such Party shall deliver a copy of such release or announcement to the other Party as soon as reasonably practicable prior to any such announcement or statement and reasonably consider any comments made by the other Party thereto.
Article 7
COVENANTS
7.1Access. During the Interim Period, subject to this Section 7.1, Seller shall afford Buyer and its Affiliates and its and their respective Representatives with reasonable access, during normal business hours, to (a) any Asset of the Company Entities (including any Material Contract or Permit) or any book, record or other information to the extent pertaining to the Company Entities (other than any Excluded Records), and (b) any officer or employee of Seller or any of its Affiliates that has performed work in connection with the Company Entities. Buyer shall use its reasonable efforts to not interfere with the business of Seller or any Company Entity in connection with such access. Seller shall have the right to accompany Buyer during such access. Buyer shall comply with the rules, regulations and instructions issued by Seller, each Company Entity, or any of their respective Affiliates regarding the actions of Buyer while upon, entering or leaving Seller’s or such Company Entity’s property. Seller’s obligation to provide access in this Section 7.1 shall only apply to the extent that Seller has authority to grant such access without breaching any restriction binding on the Seller or any Company Entity, and without (i) violating Applicable Laws, (ii) waiving any legal privilege of Seller or any Company Entity, or any of its Affiliates or its counselors, attorneys, accountants or consultants; provided, that Company shall use reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client or other legal privilege, it being understood and agreed that Company shall advise Buyer in such circumstances that it is unable to comply with Buyer’s reasonable requests for information as a result of privilege and Company shall use reasonable best efforts to generally describe the types of information being withheld in a manner that does not result in a loss of such privilege) or (iii) violating any obligations to any third Person (provided, that each Company Entity shall use its reasonable efforts to obtain waivers or consents to permit such disclosure; provided, further, that no Company Entity shall be required to pay any monies to such Person or its Affiliates therefor. If Buyer exercises rights of access under this Section 7.1, then (x) such access shall be at Buyer’s sole risk, cost and expense and Buyer releases all Losses against Seller, Company and their respective Representatives (collectively the “Inspection Indemnitees”) arising out of or in connection with, the conduct of the Inspection Indemnitees, and (y) Buyer shall indemnify, defend and hold harmless the Inspection Indemnitees from any Losses arising out of, or in connection with, Buyer or its Representatives’ access pursuant to this Section 7.1 or otherwise. Buyer shall not conduct any Phase II environmental assessment or any other boring, sampling, drilling or testing of soil or ground or surface water at, or under, any Site. Buyer’s environmental investigation shall be limited to visual inspection of any Site and the review of Seller’s records and any other publicly available materials or information with regard to any Site. Buyer shall not interfere with the business of Seller or any Company Entity in connection with such access. During the Interim Period, Buyer shall not contact or communicate with any employee, customer, supplier or distributor of Seller, any Company Entity or any of their respective its Affiliates, and Buyer shall not contact or communicate with any Governmental Authority in connection with any diligence matters related to any Company Entity.
7.2Interim Covenants.
(a)During the Interim Period, except as required by any Applicable Law, Permit, Order, Emergency Operation, Material Contract, or Employment Benefit Plan or this Agreement, in connection with any Excusable Event, as otherwise set forth in Schedule 7.2 or with Buyer’s written consent (not to be unreasonably withheld, conditioned or delayed), Seller shall cause each Company Entity to use commercially reasonable efforts to operate its business in the ordinary course of business in all material respects. During the Interim Period, Seller shall cause all marketable securities and short-term investments that are included in the definition of Cash to be liquidated.
(b)During the Interim Period, except as required by any Applicable Law, Permit, Order, Emergency Operation, Material Contract, or Employment Benefit Plan or this Agreement, in connection with any Excusable Event, as otherwise set forth in Schedule 7.2 or with Buyer’s written consent, Seller shall cause each Company Entity not to (and, in the case of Clauses (i), (ii), (vi), (vii) or (xvi), Seller shall not) without Buyer’s consent:
(i)issue, sell or otherwise dispose any Applicable Equity Interests, or grant any option, warrant or conversion or other right to acquire any such interests;
(ii)fail to maintain its existence or intentionally terminate any of its insurance coverages;
(iii)sell, transfer or encumber all, or substantially all, of its Assets (other than any disposal of any such Asset that is obsolete, pursuant to any Material Contract or any other Contract in the ordinary course of business or is not material to its operations or any Permitted Lien);
(iv)merge or consolidate with any other Person or acquire all or substantially all of the Assets of any other Person or enter into any joint venture, partnership or similar venture with any other Person;
(v)split, combine or reclassify any Applicable Equity Interests;
(vi)liquidate, dissolve, reorganize or otherwise wind up its business;
(vii)make a voluntary assignment for the benefit of its creditors or file a voluntary petition of bankruptcy or insolvency or otherwise institute insolvency proceedings of any type;
(viii)amend or modify its Organizational Documents (other than administrative amendments or modifications that are not material and are delivered to Buyer prior to the Closing);
(ix)incur any Indebtedness in an aggregate amount exceeding $500,000;
(x)terminate or materially amend any Material Contract (other than in the ordinary course of business of any Company Entity);
(xi)make any loan, advance or capital contribution to, or acquire any equity interests in, any Person (other than any trade account payable in the ordinary course of business of any Company Entity);

(xii)increase the compensation of any Company Employee whose base annual compensation exceeds $100,000, other than as provided for in any written Contract existing prior to the Execution Date or provided in the ordinary course of business of any Company Entity;
(xiii)make any material change in its methods of financial accounting or financial accounting practices (except as required with respect to changes with GAAP);
(xiv)make or change any material Tax election, file or cause to be filed any amended Tax Return, change any Tax accounting period, settle or compromise any Tax claim or assessment, surrender any right to claim a refund of Taxes, enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take any other similar action relating to the filing of any Tax Return or the payment of any Taxes, in each case relating to any Company Entity;
(xv)initiate, settle or cancel any litigation or arbitration that requires a payment in excess of $500,000 net of any proceeds (less the deductible therefor) in connection with any insurance or other third-Person reimbursement; provided, that this Clause (xv) shall not apply to any settlement or cancellation that provides for a complete release of the applicable Company Entity from all claims subject to such litigation or arbitration and do not provide for any admission of liability by such Company Entity;
(xvi)directly or indirectly (and shall cause each of its respective Affiliates and its and their respective Representatives not to directly or indirectly) solicit, initiate, participate in, or otherwise engage in, any proposal, discussion or negotiation with, or enter into any binding or non-binding agreement with, any Person (other than Buyer and its Representatives) in connection with (A) the transfer or sale of any Interests by Seller to such Person, or (B) any merger, consolidation or other business combination with such Person; or
(xvii)agree or commit to do any of the foregoing.
(c)Notwithstanding anything herein to the contrary, Company may make any distribution of cash or cash equivalents to Seller prior to Closing, and any other Company Entity may make any distribution of cash or cash equivalents to any Company Entity prior to Closing, including to avoid a Transaction Expense (in which case, the Closing Purchase Price would not be reduced by such Transaction Expense regardless of whether such distribution occurred at or prior to Closing). For the avoidance of doubt, the Parties acknowledge and agree that any Transaction Expense triggered by, and due, at Closing shall be paid, at Seller’s election, by (i) Company as a reduction to Estimated Cash and shall not result in a duplicative reduction to the Closing Purchase Price as a Transaction Expense, or (ii) directly by Buyer at the Closing and reflected as a reduction to the Closing Purchase Price to account for such Transaction Expense.
(d)Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct any Company Entity’s operations prior to the Closing, and (ii) prior to the Closing, Seller shall have complete control and supervision over any Company Entity consistent with this Agreement.
(e)Seller may transfer all Excluded Records and encrypt them from further use prior to Closing.
(f) Prior to the Closing, Seller shall cause Company to file a Statement of Conversion with the Secretary of State of the State of Illinois and Articles of Conversion with the Secretary of State of the State of Delaware, respectively, and such ancillary documents as may be required in connection therewith, all of which shall be substantially in the form of Exhibit I, to convert Company from an Illinois corporation into a Delaware limited liability company, named Basler Electric Company, LLC (the “Conversion”). Seller shall give Buyer five (5) Business Days’ notice prior to making such filings and consider comments from Buyer in good faith. For the avoidance of doubt, any reference to “Interests” prior to such Conversion shall mean shares in Company, as applicable.

(g)During the Interim Period, Seller shall promptly share with Buyer all communications and correspondence that are received from the Internal Revenue Service with respect to F Reorganization Company Documents and the F Reorganization Documents; provided, however, that Seller shall not be required to provide any such communication or correspondence if the provision thereof could reasonably be expected to waive legal privilege of Seller or any Company Entity or any of its Affiliates or that is substantially similar to any such communication or correspondence that would otherwise be received by any Company Entity in the ordinary course of business.
7.3Efforts to Close. Without limiting any other obligation under this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all action to satisfy such Party’s conditions to the Closing set forth in Article 8; provided, however, that this Section 7.3 shall not require (a) Seller to pay any fee or incur any other cost or agree to any other accommodation in connection with obtaining any Consent listed in Schedule 4.7, (b) either Party to waive any condition in Article 8 or (c) Buyer to assist Seller in satisfying the conditions to Closing set forth in Section 8.2(a) or 8.2(b), or Seller to assist Buyer in satisfying the conditions to Closing set forth in Section 8.3(a) or 8.3(b).
7.4Schedule Update. Seller may add or update any Schedule with respect to Article 4 in writing prior to the Closing with respect to any circumstance, event, occurrence, development or change (a) which, if existing or occurring on or prior to the Execution Date, would have been required to be set forth or described in such Schedule so that the representations and warranties of Seller in Article 4 would be true and correct as of the Execution Date and the Closing Date, or (b) which makes it necessary or advisable to correct or supplement any information in such Schedule for any representation and warranty of Seller in Article 4 that has been or would be rendered inaccurate; provided, however, that (x) no such addition or update shall cure or otherwise waive any right, claim or recourse with respect to any breach of any such representation or warranty for purposes of this Agreement and (y) Clause (x) shall not apply to Section 4.13(a) with respect to (i) any such addition or update for any Contract executed after the Execution Date, (ii) the first sentence of Section 4.17 with respect to any Permit obtained during the Interim Period, (iii) Section 4.16(b) with respect to any Environmental Permit obtained or replaced during the Interim Period, or (iv) any Excusable Event.
7.5Books and Records.
(a)Within thirty (30) days after the Closing Date, Seller shall deliver to Company all of the books and records of the Company Entities that are in the possession of Seller, its Affiliates and/or its professional representatives, to the extent not in the possession of any Company Entity, except for the Excluded Records. Subject to Section 6.1, Seller may retain copies of such books and records and, during the Interim Period, receive any copy thereof from any Company Entity. Prior to Closing, Seller shall have the right to cause each Company Entity to transfer any Excluded Records to Seller.
(b)For a period of five (5) years after the Closing Date, Buyer shall, and shall cause each Company Entity to, upon receipt of reasonable prior written request from Seller, (i) afford to Seller and its Representatives reasonable access during Buyer’s normal business hours to Buyer’s employees, each Company Entity’s Assets and to the books and records received, directly or indirectly, by Buyer under this Agreement or otherwise in possession of any Company Entity as of the Closing, (ii) provide Seller, at Seller’s expense, with copies of such books and records, and (iii) at Seller’s expense, reasonably cooperate with Seller in respect of (A) financial reporting and (B) Tax or similar purposes. Buyer shall cause each Company Entity to keep and maintain such books and records for a period of five (5) years after the Closing Date.
7.6Director and Officer Indemnification and Insurance.
(a)For at least six (6) years after the Closing Date, Buyer shall cause any right with respect to indemnification, defense, hold harmless, advancement of expenses and exculpation by any Company Entity existing as of the Closing Date in favor of each Person who is now, or has been at any time prior to the date the Closing Date, entitled thereto from any Company Entity under the Organizational Documents of, or Contract with, such Company Entity, or under Applicable Law, to survive the Closing Date and continue in full force and effect, and Buyer shall cause any such right arising out of, or in connection with, Losses existing or occurring at or prior to the Closing Date and asserted or made within such six (6)-year period to continue in full force and effect until the final settlement or judgement thereof. From and after the Closing until at least six (6) years after the Closing Date, Buyer shall not, and shall cause each of its Subsidiaries and Affiliates (including each Company

Entity) to not, amend, repeal or otherwise modify any such right in any manner that would adversely affect such right.
(b)Buyer shall obtain a “tail” insurance policy for directors’ and officers’ liability (“D&O Tail Policy”) with a claims period of six (6) years from the Closing Date with at least the same coverage and amounts, and containing terms and conditions, that are not less advantageous to the directors and officers of such Company Entity when compared to the insurance maintained by Federal Insurance Company as of the Closing Date, in each case, with respect to claims arising out of, or in connection with, events that occurred on or prior to the Closing Date (including in connection with the Transactions). The fees, costs and expenses incurred in connection with the D&O Tail Policy shall be borne by Buyer. Buyer shall pay, or cause to be paid, when due all premiums and other fees, costs and expenses associated with obtaining the D&O Tail Policy.
(c)The obligations of Buyer and each Company Entity under this Section 7.6 shall not be terminated or modified to the extent such termination, amendment or modification adversely affects any director, officer or Person described in Section 7.6(b).
(d)If Buyer, any Company Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person that is not continuing or surviving such consolidation or merger or (ii) transfers all or substantially all of its Assets to any Person, Buyer shall cause the surviving Person in such consolidation or merger or transfer, as applicable, to assume the obligations set forth in this Section 7.6.
(e)If any Claim is made against any such Person on or prior to the sixth anniversary of the Closing Date, this Section 7.6 shall continue in effect until the final disposition of such Claim. Nothing in this Agreement shall release, waive or impair any right of any director or officer under any insurance policy or other Contract with respect to Buyer or any Company Entity.
7.7Regulatory Filings. During the Interim Period, each Party shall (i) make or cause to be made the filings required of such Party or any of its Affiliates under any Applicable Laws with respect to the Transactions including the HSR Act (to the extent applicable), as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the Execution Date, (ii) reasonably cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) use commercially reasonable efforts to cause the expiration of the notice or waiting periods under the HSR Act, if applicable, and any other Applicable Laws with respect to the Transactions as promptly as is reasonably practicable (including, if permissible, by requesting early termination of any applicable waiting periods under the HSR Act and other Applicable Laws), (iv) promptly inform the other Party of any communication from, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings or the Transactions, (v) provide the other Party in advance, with a reasonable opportunity for comment thereon, drafts of any proposed written communications to a Governmental Authority relating to such filings or the Transactions, (vi) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of either Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (vii) notify the other Party in advance of any planned meeting or conference with the Governmental Authority (whether in person or by telephone) relating to such filings and the Transactions, and, unless prohibited by the Governmental Authority, permit the other Party to attend and participate therein, (viii) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates from a Governmental Authority under the HSR Act, if applicable, and any other Applicable Laws for additional information, documents or other materials relating to such filings or the Transactions, (ix) use commercially reasonable efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions, and (x) use commercially reasonable efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the Transactions as violative of any Applicable Law, and to have vacated, lifted, reversed or overturned any judgment, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts the consummation of the transactions contemplated by this Agreement. To the extent reasonably necessary to protect a Party’s confidential information, a Party may designate portions of communications with the other Party hereunder as outside counsel only, or, following reasonable notice to the other Party, redact or withhold certain materials. The Parties shall, and shall cause their respective Affiliates to, request expedited treatment or early termination of any such filings. Each party shall be responsible for 50% of the filing fees under the HSR Act applicable to the Transaction.
7.8Waiver. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 4 AND ARTICLE 5 ARE EXCLUSIVE AND ARE IN LIEU OF, EACH PARTY EXPRESSLY DISCLAIMS AND NEGATES, AND NEITHER PARTY HAS RELIED UPON, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY, IMPLIED, OR OTHERWISE, OR STATEMENT, INCLUDING WITH RESPECT TO: (A) THE QUALITY, ACCURACY, COMPLETENESS OR MATERIALITY OF THE DATA, INFORMATION AND MATERIALS FURNISHED (WHETHER ELECTRONICALLY, ORALLY, BY VIDEO, IN WRITING, IN ANY DATA ROOM OR BY ANY OTHER MEDIUM) AT ANY TIME; (B) TITLE; (C) COMPLIANCE WITH APPLICABLE LAWS (INCLUDING ENVIRONMENTAL LAWS); (D) THE ENVIRONMENTAL CONDITION OF ANY ASSET; (E) ANY WARRANTY OF FREEDOM FROM PATENT, COPYRIGHT OR TRADEMARK INFRINGEMENT; (F) THE OPERATION OF ANY ASSET OR THE USE, COST OR PROFITABILITY OF ANY ASSET, INVESTMENT OR OTHERWISE; (G) QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS; OR (H) WHETHER ANY CONSENT WILL BE OBTAINED, AND THE INTERESTS, EACH COMPANY ENTITY AND EACH ASSET OF EACH COMPANY ENTITY IS “AS IS, WHERE IS” AND WITH ALL FAULTS. WITHOUT LIMITING THE FOREGOING IN THIS SECTION 7.8, BUYER ACKNOWLEDGES AND AGREES THAT IT HAS ONLY RELIED UPON THE REPRESENTATIONS AND WARRANTIES IN ARTICLE 4 AND HAS NOT RELIED ON ANY STATEMENTS OR OPINIONS OF SELLER OR ANY REPRESENTATIVE THEREOF.
7.9R&W Insurance Policy.
(a)Buyer has entered into a binder agreement (the “Binder Agreement”) with a representation and warranty insurer (or agent thereto) providing for a summary of conditional coverage of a buyer-side representation and warranty insurance policy with respect to the representations and warranties made by Seller in this Agreement or any Transaction Document (the “R&W Insurance Policy”), substantially in the form of Exhibit G.
(b)During the term of the R&W Insurance Policy, Buyer (i) shall, and shall cause each Company Entity to, maintain the R&W Insurance Policy in full force and effect and (ii) shall not, and shall not permit any Company Entity to, (A) amend, repeal or modify any provision of the R&W Insurance Policy in a manner adverse to Seller, (B) take, or omit to take, any action that would result in the cancellation, termination, amendment or modification of the R&W Insurance Policy or coverage thereunder, or (C) permit the assignment, substitution or transfer of the rights or obligations of the insurer under the R&W Insurance Policy.
(c)The aggregate amount of the premium with respect to the R&W Insurance Policy (plus applicable surplus lines tax), together with any related underwriting fee, due diligence fee, brokerage fee and any other related fee of the insurer with respect to the R&W Insurance Policy will, in the aggregate, be paid by Buyer in accordance with the Binder Agreement.
(d)Buyer shall ensure that the R&W Insurance Policy includes express language whereby (i) the insurer under R&W Insurance Policy waives all subrogation and contribution claims by, through or under, any insurer with respect to the R&W Insurance Policy against each past, present or future, direct or indirect, Seller Indemnified Party, except for Fraud by a Seller Indemnified Party and then only with the right to proceed against the Person committing such Fraud and only with respect to Fraud, and (ii) each Seller Indemnified Party shall be express third-party beneficiary of such anti-subrogation and contribution provisions thereunder or under this Section 7.9.
(e)Within five (5) Business Days after the Closing Date, Seller shall provide Buyer with a USB, CD-ROM or flash drive with the contents of the Data Room; provided, that Buyer is not able to obtain such contents.
7.10Post-Closing. Buyer acknowledges and agrees that, from and after Closing, (a) no officer, director, manager or other Representative of any Company Entity prior to the Closing shall have any duty

(whether fiduciary or otherwise), liability or obligation to inform, cooperate or assist Buyer, any Company Entity or any Affiliate thereof in connection with any Loss arising out of, or in connection with, this Agreement or any Transaction Document, including in connection with the disclosure or production of information or testifying against Seller or any Representative of Seller, and Buyer hereby waives, and shall cause each of its Affiliates to waive, any right to bring any claim against any such officer, manager, director or other Representative arising out of, or in connection, therewith, and for the avoidance of doubt, the immediately prior sentence shall not restrict any such officer, director or manager, in such capacity, from providing factual information to Buyer, in the course of performing customary duties, regarding the operation of any Company Entity that exists independent of this Agreement and any Transaction Document and any interpretation and claim in connection therewith and that are not the subject of Excluded Records or Section 12.14 and (b) no officer, director, manager or other Representative of any Company Entity prior to the Closing, who is employed by Buyer from and after the Closing, shall be restricted from interacting with Seller or any Representative thereof; provided, that such officer, director, manager or other Representative shall not disclose any Buyer Confidential Information that is created after the Closing and such interaction does not interfere with the performance of its work for any Company Entity. Buyer hereby waives any right to utilize any information obtained or extrapolated, directly or indirectly, from any officer, director, manager or other Representative arising out of, or in connection with, a breach by Buyer of this Section 7.10 or that is subject to Section 12.14.
7.11Employees. Buyer shall comply with Schedule 7.11.
Article 8
CLOSING CONDITIONS
8.1Conditions to Obligations of the Parties. The obligations of each Party hereunder to consummate the Closing are subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived in writing, in whole or in part, by mutual agreement of each Party in its sole discretion):
(a)All waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated;
(b)No Order shall be in effect that enjoins, prohibits or otherwise prevents the consummation of the Closing;
(c)No Action by a Person shall have been instituted and be pending against a Party before any Governmental Authority (other than any Action instituted by a Party or any Affiliate thereof) that could reasonably be expected to enjoin, prohibit or otherwise prevent the consummation of the Closing; and
(d)Except as otherwise set forth in Schedule 4.7, Seller shall have obtained or otherwise satisfied all requirements with respect to the Consents set forth in Schedule 4.7 to the extent required prior to the Closing.
8.2Conditions to Obligations of Buyer. The obligation of Buyer hereunder to consummate the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived in writing, in whole or in part, by Buyer in its sole discretion):
(a)Each representation and warranty of Seller (i) contained in Article 4 (other than the Fundamental Representations of Seller and Section 4.10(c)(ii)) shall be true and correct as of the Execution Date and the Closing Date, as if made at and as of the Closing Date ((A) other than any such representation and warranty that is expressly made only as of a certain date, which need only be true and correct as of such certain date and (B) without giving effect to any limitation indicated by the words “material” or “Material Adverse Effect” or similar qualifiers contained in any such representation and warranty), except where the failure of such representation and warranty to be so true and correct would not have, individually, or in the aggregate, a Material Adverse Effect, and (ii) that is a Fundamental Representation of Seller or contained in Section 4.10(c)(ii) shall be true and correct as of the Execution Date and the Closing Date, as if made at and as of the Closing Date, in all respects.
(b)Seller shall have performed or complied, in all material respects, with each covenant and agreement required by this Agreement to be performed or complied with by Seller at or prior to the Closing;

(c)Seller shall have performed or delivered (or shall be standing ready and able to perform or deliver) to Buyer each action, agreement and other document required to be performed or delivered pursuant to Section 3.3 at or prior to the Closing; and
(d)At any time during the Interim Period, there shall be no circumstance, event, occurrence, development or change, individually or in the aggregate, that has, or would reasonably be expected to have, a Material Adverse Effect and that is continuing.
8.3Conditions to Obligations of Seller. The obligation of Seller hereunder to consummate the Closing is subject to the satisfaction, at or before the Closing, of each of the following conditions (any of which may be waived in writing, in whole or in part, by Seller in its sole discretion):
(a)Each representation and warranty of Buyer (i) contained in Article 5 (other than Fundamental Representations of Buyer) shall be true and correct as of the Execution Date and the Closing Date, as if made at and as of the Closing Date ((A) other than any such representation and warranty that is expressly made only as of a certain date, which need only be true and correct as of such certain date, and (B) without giving effect to any limitation indicated by the words “material” or “material adverse effect” or similar qualifiers contained in any such representation and warranty), except where the failure of such representation and warranty to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, and (ii) that is a Fundamental Representation of Buyer shall be true and correct as of the Execution Date and the Closing Date, as if made at and as of the Closing Date, in all respects;
(b)Buyer shall have performed or complied, in all material respects, with each covenant and agreement required by this Agreement to be performed or complied with by Buyer at or prior to the Closing; and
(c)Buyer shall have performed or delivered (or shall be standing ready and able to perform or deliver) to Seller each action, agreement and other document required to be performed or delivered pursuant to Section 3.2 at the Closing.
Article 9
TERMINATION
9.1Termination. Subject to Section 9.2, this Agreement may be terminated at any time prior to the Closing upon written notice to the other Party:
(a)by mutual written agreement of the Parties;
(b)by either Party, if the Closing has not occurred on or prior to ninety (90) days from the Execution Date (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to such Party if a breach of a representation, warranty, covenant or agreement under this Agreement by such Party has been a principal cause of, or principally contributed to, the failure of the Closing to occur on or before the Termination Date;
(c)by Buyer, if (i) Seller shall have breached any covenant or agreement contained in this Agreement to be complied with by Seller such that Section 8.2(b) would not be satisfied as of the Closing, and such breach is incapable of being cured or has not been cured by Seller within thirty (30) days after receipt of written notice by Seller of such breach from Buyer, or (ii) there exists a breach of any representation or warranty by Seller contained in this Agreement (for the avoidance of doubt, including to the extent set forth in any notification by Seller pursuant to Section 7.4), such that Section 8.2(a) would not be satisfied as of the Closing, and such breach is incapable of being cured or has not been cured by Seller within thirty (30) days after receipt of written notice by Seller of such breach from Buyer;
(d)by Seller, if (i) Buyer shall have breached any covenant or agreement contained in this Agreement to be complied with by Buyer such that Section 8.3(b) would not be satisfied as of the Closing, and such breach is incapable of being cured or has not been cured by Buyer within thirty (30) days after receipt of written notice by Buyer of such breach from Seller, (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that Section 8.3(a) would not be satisfied as of the Closing, and such breach is incapable of being cured or has not been cured by Buyer within thirty (30) days after receipt of written notice by Buyer of such breach from Seller, or (iii) a Funding Failure occurs; and
(e)by either Party, if a Governmental Authority having competent jurisdiction shall have issued an Order or taken any other Action or enacted an Applicable Law, in any case, having the effect of permanently restraining, enjoining or otherwise prohibiting the Closing, and such Order or other Action shall have become final and non-appealable or such Applicable Law shall be effective, as applicable.
9.2Effect of Termination. If this Agreement is terminated in accordance with Section 9.1, this Agreement shall become null and void, and there will be no Liability on the part of either Party arising out of, or in connection with, this Agreement, INCLUDING IF SUCH LIABILITY ARISES DUE TO THE SOLE, JOINT, GROSS OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A PARTY OR ARISES AT LAW, IN TORT, IN CONTRACT OR OTHERWISE, except that (a) the Article 1 (but only definitions utilized in otherwise surviving provisions or definitions and Section 1.2), Section 6.2, Section 7.1 (but only the fifth sentence thereof), Section 7.9, this Section 9.2 and Article 12 shall survive any termination of this Agreement and (b) any Liability arising prior to such termination as a result of a willful and material breach of any representation, warranty, covenant or agreement in this Agreement shall survive any termination of this Agreement. For the avoidance of doubt, any Funding Failure by Buyer shall be a willful and material breach for the purpose of this Section 9.2.
Article 10
INDEMNIFICATION
10.1Indemnity by Seller. From and after the Closing, and subject to the terms of this Agreement, Seller shall indemnify, defend and hold harmless Buyer and Buyer’s Affiliates (including Company), together with their respective Representatives (each, a “Buyer Indemnified Party”) from and against any and all claims, Actions, damages, penalties, awards, settlement payments, losses, Liabilities, costs, deficiencies, fines, Taxes and expenses (including claims, reasonable investigative costs, settlement costs and any reasonable outside legal, accounting, investigation, defense or other similar expenses) (collectively, the “Losses”) arising out of, or in connection with, any of the following:
(a)any matter referenced on Exhibit K attached hereto and incorporated herein (collectively, the “Known Matters”), including, but not limited to, Losses stemming from (i) costs of testing and analysis to confirm permitting compliance or non-compliance and (ii) corrective actions required to achieve permitting compliance; provided, however, Seller’s indemnification obligations with respect to Known Matters shall not in the aggregate exceed the Known Matters Escrow Amount;
(b)the termination, cancellation or revocation of the VAT Certificate by any Government Authority in Mexico due to actions or omissions of Transformadores de Piedras Negras, S.A. de C.V. (Mexico), Seller, any Original Owner, any Original Shareholder, or any of their respective Affiliates that relates to any period prior to Closing and occurs within four (4) years following the Closing Date (the “VAT Matters”); provided, however, Seller’s indemnification obligations with respect to VAT Matters shall not in the aggregate exceed $2,000,000.00; and
(c)any breach by Seller of any covenant or agreement in this Agreement or any Transaction Document that is only to be performed after the Closing by Seller.
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE OBLIGATIONS OF SELLER UNDER SECTION 10.1(b) ABOVE SHALL BE JOINT AND SEVERAL WITH SELLER AND THE ORIGINAL OWNERS AND ORIGINAL SHAREHOLDERS. FOR THE AVOIDANCE OF DOUBT, (y)THE KNOWN MATTERS ESCROW AMOUNT SHALL NOT BE USED TO SATISFY THE VAT MATTERS INDEMNITY IN SECTION 10.1(b) AND (z) THE AGGREGATE AMOUNT OF INDEMNIFIABLE LOSSES RECOVERABLE BY THE BUYER INDEMNIFIED PARTIES (i) FROM SELLER PURSUANT TO SECTION 10.1(b) AND (ii) FROM THE ORIGINAL OWNERS AND ORIGINAL SHAREHOLDERS PURSUANT TO

SECTION C2 OF THE NON-COMPETE AGREEMENTS SHALL NOT EXCEED, IN THE AGGREGATE, $2,000,000.00.
10.2Indemnity by Buyer. From and after the Closing, and subject to the terms of this Agreement, Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, together with their respective Representatives (each, a “Seller Indemnified Party”) from and against any and all Losses arising out of, or in connection with, any of the following:
(a)any breach of any representation or warranty made by Buyer in this Agreement or any Transaction Document; and
(b)(i) any breach of any covenant or agreement of (ii) Buyer in this Agreement or any Transaction Document or (ii) Company in any Transaction Document arising at or after the Closing.
10.3Claims for Indemnification.
(a)For purposes of determining whether any representation or warranty in this Agreement has been breached, and for purposes of determining the amount of any resulting Losses, any qualification in such representation or warranty as to materiality, Material Adverse Effect, or similar qualifier shall be disregarded for purposes of this Article 10 (but not for purposes of disclosure);  provided, however, that this Section 10.3(a) shall not apply to Section 4.10(c)(ii), the first sentence of Section 4.17 or Section 4.23(a) or any reference to “Material Contract”, “Material Customer” or “Material Supplier”.
(b)If any Inspection Indemnitee, Buyer Indemnified Party or Seller Indemnified Party seeks any remedy under Sections 7.1, 10.1 or 10.2, as applicable (in any such case, the “Indemnified Party”), the Indemnified Party shall give written notice (a “Claim Notice”) to the Party from which it seeks any such remedy (the “Indemnifying Party”) as soon as practicable after the Indemnified Party becomes aware of any fact, condition or event which may give rise to Losses for which such remedy may be sought under Sections 7.1, 10.1 or 10.2, as applicable (a “Claim”). The failure of the Indemnified Party to timely give a Claim Notice to the Indemnifying Party hereunder shall not affect such Indemnified Party’s rights to any such remedy, except to the extent that such Indemnifying Party is materially prejudiced by such failure.
10.4Survival.
(a)Each covenant or agreement of either Party in this Agreement or any Transaction Document that contemplates performance after the Closing shall survive the Closing pursuant to the terms of such covenant or agreement, if specified, or, if not so specified, until, and terminate at, the expiration of the statute of limitations for the applicable Claim; provided, however, that Sections 10.1 and 10.2 shall terminate with respect to any representation, warranty, covenant or agreement upon the termination thereof in accordance with this Section 10.4. Each covenant or agreement of Buyer in this Agreement or any Transaction Document that contemplates performance at or prior to the Closing shall survive the Closing until, and terminate at, the expiration of six (6) months after the Closing Date.
(b)Each representation or warranty in this Agreement or any Transaction Document of Seller shall terminate as of, and shall not survive, the Closing. Each covenant or agreement of Seller that contemplates performance at or prior to the Closing in this Agreement or any Transaction Document shall terminate as of, and shall not survive, the Closing. Each representation or warranty of Buyer in this Agreement or any Transaction Document shall survive the Closing until, and terminate at, the expiration of the statute of limitations for the applicable Claim (each such survival period set forth under Sections 10.4(a) and 10.4(b), an “Indemnity Period”). NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NONE OF THE LIMITATIONS AND RESTRICTIONS (INCLUDING TIME FOR ASSERTING CLAIMS) ON INDEMNIFICATION SET FORTH IN THIS ARTICLE 10 SHALL BE INTERPRETED TO LIMIT ANY CLAIM BY BUYER MADE AFTER THE CLOSING UNDER THE R&W INSURANCE BY BUYER, BUT SOLELY TO THE EXTENT SUCH CLAIM IS BROUGHT UNDER THE R&W INSURANCE AND NOT DIRECTLY OR INDIRECTLY AGAINST ANY SELLER INDEMNIFIED PARTY.
(c)No Claim under this Article 10 for the breach of any representation, warranty, covenant or agreement by a Party may be asserted following, and such Claim shall terminate upon, the expiration of the Indemnity Period for such representation, warranty, covenant or agreement; provided, however, that any Claim with respect to which a Claim Notice delivered prior to the termination of the Indemnity Period for such Claim in good faith shall survive until the date of the final resolution of such Claim but subject to the terms of this Agreement; provided, further, however, that this sentence shall not apply to the first sentence of Section 10.4(b). If the Indemnity Period for a Claim is shorter than the statute of limitations for such Claim, such statute of limitations shall be shortened to be such Indemnity Period.
(d)The representations, warranties, covenants, and agreements of an Indemnifying Party, and an Indemnified Party’s right to indemnification, defense or hold harmless with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives), by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was, or might be inaccurate, or by reason of the Indemnified Party’s waiver of any condition set forth in Article 8.
(e)THE INDEMNIFICATION, DEFENSE AND HOLD HARMLESS REMEDIES, LIMITATIONS ON LIABILITY, RELEASES, DISCHARGES AND WAIVERS OF REMEDIES, EXCLUSIVE REMEDIES, AND ASSUMPTION OF LIABILITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT (INCLUDING SECTIONS 10.5, 10.7 AND 10.8) SHALL BE APPLICABLE WHETHER OR NOT THE LOSSES IN QUESTION AROSE OUT OF, OR IN CONNECTION WITH, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, GROSS NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY ANY SELLER INDEMNIFIED PARTY BENEFITING FROM SUCH REMEDIES, LIMITATIONS, RELEASES, DISCHARGES OR WAIVERS, EXCLUSIVE REMEDIES OR ASSUMPTIONS, AS APPLICABLE.
10.5Exclusive Remedies.
(a)EXCEPT IN THE CASE OF FRAUD (AS DEFINED IN SECTION 1.1) AND AS PROVIDED IN THIS SECTION 10.5, FROM AND AFTER THE CLOSING, THE RIGHTS OF ANY BUYER INDEMNIFIED PARTY OR SELLER INDEMNIFIED PARTY UNDER THIS ARTICLE 10 AND ANY INSPECTION INDEMNITEE UNDER SECTION 7.1 SHALL BE THE SOLE AND EXCLUSIVE REMEDIES OF EACH BUYER INDEMNIFIED PARTY, EACH SELLER INDEMNIFIED PARTY AND EACH INSPECTION INDEMNITEE WITH RESPECT TO ANY LOSSES ARISING FROM, OR IN CONNECTION WITH, ANY BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR OTHERWISE ARISING IN CONNECTION WITH ANY COMPANY ENTITY, ANY EQUITY INTEREST, ANY SUBSIDIARY EQUITY INTEREST OR ANY ASSET OF ANY COMPANY ENTITY, AND EACH PARTY HEREBY RELEASES AND DISCHARGES THE OTHER PARTY FROM ANY LOSS ARISING FROM, OR IN CONNECTION WITH, THIS AGREEMENT, ANY TRANSACTION DOCUMENT, ANY COMPANY ENTITY, ANY EQUITY INTEREST, ANY SUBSIDIARY INTEREST OR ANY ASSET OF COMPANY ENTITY, REGARDLESS OF CAUSE AND WHETHER ARISING AT LAW, IN CONTRACT, IN TORT OR OTHERWISE.
(b)NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT BUT EXCEPT IN THE CASE OF FRAUD (AS DEFINED IN SECTION 1.1), AND THEN ONLY WITH RESPECT TO THE CLAIM THEREFOR THAT HAS NOT BEEN RECOVERED UNDER THE R&W INSURANCE POLICY, OR IN THE CASE OF AN INDEMNITY WITH RESPECT TO VAT MATTERS, FOR WHICH THE INDEMNITY SHALL BE A DOLLAR-FOR-DOLLAR INDEMNITY PAYABLE TO BUYER, THE SOLE AND EXCLUSIVE REMEDY OF ANY BUYER INDEMNIFIED PARTY ARISING OUT OF, OR IN CONNECTION WITH, ANY CLAIM FOR ANY INACCURACY OR BREACH OF ANY REPRESENTATION AND WARRANTY OF SELLER IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, OR ANY OTHER CLAIM COVERED THEREUNDER, SHALL BE (I) IN THE CASE OF ANY INDEMNITY BY SELLER UNDER SECTION 10.1(A), FIRST DISBURSEMENT FROM THE KNOWN MATTERS

ESCROW FUND, AND THEREAFTER, FROM AND AGAINST THE R&W POLICY, WHETHER OR NOT SUCH CLAIM IS COVERED BY, OR PAYABLE UNDER, THE R&W INSURANCE POLICY AND WHETHER OR NOT THE R&W INSURANCE POLICY IS OR HAS NEVER BEEN IN EFFECT, AND (II) IN ALL OTHER CASES, THE R&W INSURANCE POLICY, WHETHER OR NOT SUCH CLAIM IS COVERED BY, OR PAYABLE UNDER, THE R&W INSURANCE POLICY AND WHETHER OR NOT THE R&W INSURANCE POLICY IS OR HAS NEVER BEEN IN EFFECT; PROVIDED, HOWEVER, THAT THIS SECTION 10.5(b) SHALL NOT LIMIT THE AVAILABILITY TO EITHER PARTY OF ANY RIGHT OR REMEDY UNDER SECTION 12.12 OR THE MUTUAL RELEASE.
(c)EXCEPT IN THE CASE OF FRAUD (AS DEFINED IN SECTION 1.1) OR A BREACH OF THE NON-COMPETE AGREEMENTS, FROM AND AFTER THE CLOSING AND SUBJECT TO SECTION 12.12, THE PAYMENT OF MONEY, AS LIMITED BY THE TERMS OF THIS AGREEMENT, SHALL BE ADEQUATE COMPENSATION FOR BREACH OF ANY REPRESENTATION, WARRANTY, COVENANT OR AGREEMENT CONTAINED IN THIS AGREEMENT, OR FOR ANY OTHER CLAIM ARISING FROM, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, AND AS THE PAYMENT OF MONEY SHALL BE ADEQUATE COMPENSATION, BUYER AND SELLER WAIVE ANY RIGHT TO RESCIND THIS AGREEMENT OR THE TRANSACTIONS.
10.6Claims.
(a)If any claim or demand in respect of which an Indemnified Party could reasonably be expected to give rise to seek claim for indemnity under this Article 10 is asserted against such Indemnified Party by a Person other than a Party (a “Third-Party Claim”), such Indemnified Party shall deliver a Claim Notice, including copies of all relevant pleadings, documents and information in such Indemnified Party’s possession, to such Indemnifying Party within ten (10) Business Days following the receipt of such assertion of the Third-Party Claim by such Indemnified Party; provided, however, that the failure to so notify such Indemnifying Party shall not relieve such Indemnifying Party of its obligations hereunder except to the extent that such Indemnifying Party is materially prejudiced by such failure. The Indemnifying Party shall have ten (10) Business Days after its receipt of any Claim Notice (the “Third-Party Claim Response Period”), within which to give notice to the Indemnified Party, in writing, either electing to control or not control the defense of such Third-Party Claim.
(b)Subject to Section 10.6(c), if the Indemnifying Party notifies the Indemnified Party that it elects to control the defense of any Third-Party Claim within the applicable Third-Party Claim Response Period, such Indemnifying Party shall have the right to assume the conduct and control of the defense of such Third-Party Claim, in which case such proceedings will be diligently prosecuted to a final conclusion or will be settled; provided, however, that the Indemnifying Party shall not have the right to control the defense of any Third-Party Claim that (i) seeks specific performance, an injunction or other equitable relief as the primary remedy against an Indemnified Party that could have a material impact on the business of such Indemnified Party or any of its Affiliates or (ii) arises in connection with any criminal proceeding, indictment or investigation. If the Indemnifying Party assumes control of the defense of any Third-Party Claim, Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim with a single separate counsel of its choice which shall be at such Indemnified Party’s own expense. Unless consented in writing to by the Indemnified Party, such Indemnifying Party shall not enter into any settlement that (i) does not fully, finally and unconditionally release such Indemnified Party from all Liability with respect to such Third-Party Claim, (ii) requires a non-monetary commitment by such Indemnified Party, including compliance with an injunction or other equitable relief, (iii) results in any monetary payment not paid in full by such Indemnifying Party, or (iv) includes any admission of guilt or culpability. The Indemnified Party shall reasonably cooperate in such defense at the expense of the Indemnifying Party. The Indemnified Party, at its expense, may participate in, but not control, any defense or settlement of any Third-Party Claim conducted by the Indemnifying Party pursuant to this Section 10.6(b). If the Indemnifying Party does not control the defense and the Indemnified Party prevails on the Third-Party Claim, the Indemnifying Party shall not be responsible for any cost or expense in connection therewith.
(c)If the Indemnifying Party fails to elect to control the defense of any Third-Party Claim in accordance with Section 10.6(b) within the Third-Party Claim Response Period for such Third-

Party Claim, the Indemnified Party may retain counsel and assume such defense of such Third-Party Claim, and such Indemnifying Party and such Indemnified Party shall reasonably cooperate in such defense. If the Indemnified Party assumes the conduct and control of the defense of a Third-Party Claim, the Indemnifying Party shall not be liable for any settlement effected without its prior written consent.
10.7Limitation of Liabilities; Mitigation.
(a)Except in the case of Fraud and solely for purposes of claims therefor, the aggregate Liability of Seller in connection with this Agreement or any Transaction Document shall not exceed the Purchase Price.
(b)Subject to Section 10.6, to the extent permitted by Applicable Law, each Indemnified Party shall use reasonable efforts to mitigate its Losses for which a remedy may be sought under this Article 10 and any Loss giving rise to any remedy under this Article 10 shall be reduced by (i) any insurance proceeds actually received by the Indemnified Party as a result of such Loss (net of any premium and other reasonable third-party expense related to the receipt of such proceeds or increase in insurance premiums) and (ii) any recovery by the Indemnified Party from any third Person with respect to such Loss (excluding any intra-company contributions or loans). If receipt of any such proceeds are received or recovery occurs after payment of any applicable Loss under this Article 10, the Indemnified Party shall reimburse the Indemnifying Party therefor within ten (10) days after receipt of such proceeds or recovery, but such reimbursement shall not exceed the amounts paid by the Indemnifying Party for such Loss.
(c)No Indemnified Party shall recover any Loss from an Indemnifying Party under this Article 10 to the extent such Loss is duplicative of a Loss that has been recovered by such Indemnified Party for the same Loss, including in the calculation of Net Working Capital, or is otherwise recovered under any other right or remedy under this Agreement or the R&W Insurance Policy. For the avoidance of doubt, nothing in this Section 10.7(c) shall limit, in any way, the joint and several liability for VAT Matters under Section 10.1(b).
(d)Any claim under this Article 10 by any Indemnified Party must be brought and administered by a Party to this Agreement. No Indemnified Party (other than each Party) shall have any right against either Party under this Article 10.
10.8Indemnification Procedures; Release of Indemnification Escrow.
(a) Unless otherwise agreed upon in writing by Buyer and Seller, provided Buyer has disclosed to Seller the settlement amount and legal fees and costs incurred by Buyer (on behalf of the Company Entities), upon resolution Known Matter No. 1 as set forth on Exhibit K, Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Buyer from the amounts remaining in the Known Matters Escrow Fund an amount equal to such settlement amount, legal fees, and costs.
(b) Unless otherwise agreed upon in writing by Buyer and Seller, provided Buyer has disclosed to Seller reasonable evidence of the deductible paid by Buyer (on behalf of the Company Entities), and/or, in the absence of insurance coverage, costs incurred by Buyer to replace the damaged Company Equipment related to Known Matter No. 2 as set forth on Exhibit K, Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Buyer from the amounts remaining in the Known Matters Escrow Fund an amount equal to such deductible and/or replacement costs, as applicable.
(c)Unless otherwise agreed upon in writing by Buyer and Seller, provided Buyer has disclosed to Seller reasonable written evidence of the fines, penalties, and other applicable expenses associated with Known Matter No. 3 as set forth on Exhibit K, Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Buyer from the amounts remaining in the Known Matters Escrow Fund an amount equal to such fines, penalties, and other applicable expenses.
(d)Unless otherwise agreed upon in writing by Buyer and Seller, following the Closing, (i) Buyer shall be entitled to conduct testing and analysis to confirm permitting compliance or non-compliance with respect to Known Matters No. 4 through No. 12 as set forth on Exhibit K, and (ii)

within ten (10) Business Days of Buyer delivery to Seller of any invoice(s) for such testing and analysis, Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Buyer from the amounts remaining in the Known Matters Escrow Fund an amount equal to the amount of such invoice(s).
(e)Unless otherwise agreed upon in writing by Buyer and Seller, provided Buyer has obtained and shared with Seller an opinion of qualified consultants that (i) modifications to any Company Entity facility are and/or (ii) additional permitting at any Company Entity facility is required, in each case with respect to Known Matters No. 4 through No. 12 as set forth on Exhibit K, Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Buyer from the amounts remaining in the Known Matters Escrow Fund an amount equal to the amount required to make such modifications and/or obtain such additional permitting.
(f)Within ten (10) Business Days following the date that is eighteen (18) months after the Closing Date (the “Known Matters Escrow Release Date”), Buyer and Seller shall deliver joint instructions to the Escrow Agent to immediately release to Seller the amounts remaining in the Known Matters Escrow Fund; provided, however, that if, prior to the Known Matters Escrow Release Date, Buyer (i) provides evidence to Seller of ongoing non-compliance with permitting matters described in Known Matters No. 4 through No. 12 of Exhibit K, and/or (ii) provides notice to Seller of amounts necessary to complete remediation, subject in all cases to Buyer’s inclusion of a written contract covering such remediation, as of such time (“Known Matters Remaining Unresolved Claims”) then the amount of the Known Matters Escrow Fund to be released shall be reduced by (and the Escrow Agent shall retain in the Known Matters Escrow Account) an amount equal to the sum of the Known Matters Remaining Unresolved Claims. Upon the final resolution of each Indemnification Remaining Unresolved Claim, the Escrow Agent shall distribute the amounts retained in respect of such Indemnification Remaining Unresolved Claim in accordance with joint instructions delivered by Buyer and Seller within ten (10) Business Days following receipt thereof. This Section 10.8 is in all respects subject to the terms of the Escrow Agreement.
10.9 Non-Recourse. No past, present or future director, officer, employee, incorporator, direct or indirect member, partner, stockholder, manager, financing source, lender, agent, attorney, representative or Affiliate of either Party or of any of their respective Affiliates (unless such Affiliate is expressly a party to a Transaction Document) shall have any Liability (whether in contract or in tort or otherwise) for any Liability arising under, in connection with, or related to, this Agreement or any Transaction Document; provided, however, that nothing in this Section 10.8 shall limit any Liability of the Parties. Each Party hereby waives, and shall cause each of its Affiliates to waive, any claims or other method of recovery, whether based in contract, tort or strict liability or under Applicable Law, against any such Person arising under, in connection with, or related to, this Agreement or any Transaction Document. Notwithstanding the foregoing in this Section 10.8, this Section 10.8 shall not affect any Liability under the Mutual Release.
10.10Treatment of Indemnification Payments. Each Party shall treat any payment made by Seller to, or for the benefit of Buyer, under any indemnity, defense or hold harmless obligation under this Agreement, as an adjustment to the Purchase Price for Tax purposes.
Article 11
TAX MATTERS
11.1Tax Returns. Except as provided in Section 11.2 relating to Transfer Taxes:
(a)Seller shall timely prepare and file or cause to be timely prepared and filed (giving effect to any validly obtained extensions) any Tax Return of the Company Entities with respect to Pass-Through Income Tax Matters for any Pre-Closing Taxable Period, including for the avoidance of doubt any federal, state or local S corporation income Tax Return required to be filed by the Company for any Pre-Closing Taxable Period (such Tax Returns, the “Seller Returns”). Seller shall submit the Seller Returns to Buyer at least thirty (30) days prior to the due date for filing such Seller Return (taking into account any valid extensions of time to file) for Buyer’s review and comment. Seller will consult with Buyer prior to the filing of any Seller Returns, but will not be required to make any adjustments prior to filing such Seller Returns. All such Seller Returns shall be prepared and filed in a manner consistent with past practice of the Company Entities unless otherwise required by Applicable Law.

(b)Buyer shall timely prepare and file or cause to be timely prepared and filed all Tax Returns of the Company Entities for Pre-Closing Taxable Periods, including for any Straddle Period, other than any Seller Returns (the filing of which will be governed by Section 11.1(a)), that are required to be filed after the Closing Date. Buyer will provide a copy of each such Tax Return to Seller for Seller’s review and comment at least thirty (30) days prior to the due date thereof and will make any changes reasonably requested by Seller in advance of the due date for the filing of such Tax Return. All such Tax Returns will be prepared and filed in a manner consistent with past practice of the Company Entities unless otherwise required by Applicable Law. Notwithstanding anything herein to the contrary and for the avoidance of doubt, Seller shall be responsible for the payment of all Taxes of the Company Entities for Pre-Closing Taxable Periods, including for any Straddle Period and with respect to Tax Returns that are required to be filed after the Closing Date.
(c)Neither the Company nor Buyer (including its Affiliates) will (i) file or amend any Seller Returns of the Company for any Pre-Closing Taxable Period, (ii) extend or waive, or cause to be extended or waived, any statute of limitations or other period for the assessment of any Pass-Through Income Tax or deficiency of the Company related to a Pre-Closing Taxable Period, (iii) make or change any Pass-Through Income Tax election or accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Taxable Period of the Company, or (iv) make or initiate any voluntary contact with a Governmental Authority regarding Pass-Through Income Taxes of the Company for any Pre-Closing Taxable Period, in each case without the prior consent of Seller, not to be unreasonably conditioned, withheld, or delayed.
(d)The Parties shall determine the Tax attributable to the portion of the Straddle Period that ends on the Closing Date by an interim closing of the books of Company as of the end of the day before the Closing Date, except for real property, personal property and similar ad valorem Taxes of Company which shall be prorated on a daily basis to the Closing Date. In determining whether a property Tax or similar ad valorem Tax is attributable to the portion of the Straddle Period that ends on the Closing Date, any such Tax that is based on the assessed value of any assets, property or other rights as of any lien date or other specified valuation date shall be deemed a Tax attributable to the taxable period (whether a fiscal year or other tax year) specified on the relevant Tax bill that is issued with respect to that lien date or other valuation date.
11.2Transfer Taxes. All Transfer Taxes, if any, arising out of, or in connection with, the Transaction shall be borne by Buyer. Buyer shall file all required Tax Returns and other documentation with respect to such Transfer Taxes within the time and manner required by Applicable Law and, if required by Applicable Law, Seller shall, and shall cause its Affiliates to, execute and file or join in the execution and filing of any such Tax Returns and other documentation by Buyer. Each Party shall reasonably cooperate in mitigating any Transfer Taxes and in the preparation, execution and filing of all Tax Returns, applications or other documents with respect to any Transfer Taxes. If Applicable Law stipulates that Seller is obligated to pay for a portion of the Transfer Taxes, Buyer’s payment of Seller’s Transfer Tax obligation shall be allocated to the Purchase Price.
11.3Tax Contest Claims. Buyer shall promptly notify Seller in writing upon receipt after the Closing by Buyer or its Affiliates (including any Company Entity) of notice of any pending or threatened Tax audits, inquiries, claims, assessments, or any similar events or proceedings which may impact Seller’s liability for Taxes (“Tax Contest Claims”). Such notice shall include a copy of any correspondence received from a Governmental Authority in connection therewith and shall describe in reasonable detail the nature and basis of such Tax Contest Claim. Buyer and the Seller shall cooperate with each other in the conduct of any Tax Contest Claim. The Seller shall control the conduct and resolution of any Tax Contest Claim that relates to income Taxes of any Company Entity for any Pre-Closing Taxable Period (or portion thereof) or any other Tax Contest Claim for which Seller would reasonably expect to be responsible in its sole discretion; provided, however, Buyer shall be entitled to participate, at its own expense, in the conduct of such Tax Contest Claim and receive copies of any written materials relating to such Tax Contest Claim.
11.4Tax Refunds. Any Tax refund, credit or similar benefit (including any interest paid or credited by a Governmental Authority with respect thereto) relating to any Pre-Closing Taxable Period (or portions thereof) of any Company Entity (a “Tax Refund”) shall be for the sole benefit of Seller. To the extent that Buyer or any of its Affiliates (including any Company Entity) realizes or utilizes any Tax Refund, Buyer shall pay to Seller such Tax Refund within ten (10) days after receipt of such Tax Refund or the filing of any Tax Return utilizing such Tax Refund (in the form of a credit or offset to Taxes otherwise payable), as the case may be. The Parties agree that Tax Refunds for any Straddle Period shall be allocated using the methodologies set forth in Section 11.1(d). Buyer shall, and shall cause its Affiliates and each Company Entity to, promptly take all actions (including those actions reasonably requested by Seller) to file for and obtain any Tax Refund. Buyer shall, upon request, permit Seller to participate in the prosecution of any Tax Refund claim and shall not settle or otherwise resolve any Tax Refund claim without the prior written consent of Seller.
11.5PRC Notice Filing. No later than thirty (30) days from the date of this Agreement, and in any event prior to the Closing Date, Seller shall make (or cause to be made) a Public Notice 7 Filing in a form reasonably acceptable to Buyer; provided, Seller provides Buyer an opportunity to review and comment sufficiently in advance of the thirtieth (30th) day following the date of this Agreement and incorporates Buyer’s good faith comments to the same. Seller shall provide Buyer with reasonable evidence that such Public Notice 7 Filing has been duly made as soon as reasonably practicable after making such filing and shall provide Buyer with copies of any Public Notice 7 Filing documents actually filed with (and any written correspondence received from) the applicable People’s Republic of China Governmental Authority as soon as reasonably practicable. Seller shall have sole responsibility to communicate with the relevant Tax Authority of the People’s Republic of China in connection with the Public Notice 7 Filing relating to the Transactions contemplated by this Agreement, but Seller shall not be entitled to bind Buyer or any of the Company Entities. Seller shall provide Buyer notice of any formally scheduled meeting with the relevant Tax Authority relating to any Public Notice 7 Filing as soon as reasonably practicable in advance thereof, and Buyer shall be entitled to jointly participate in any communication or meeting with the relevant Tax Authority (regardless whether the communication or meeting is formally scheduled or not, in person or virtual, written or oral). In the event any relevant Tax Authority makes a formal determination or assessment that sale and purchase of the Interests is taxable under Public Notice 7, Seller shall prepare the relevant Tax Returns and shall promptly (and in any event within the period prescribed by applicable Law) pay the applicable Tax so determined or assessed under Public Notice 7. Seller shall provide Buyer with copies of any applicable Tax payment certificates bearing the confirmation of the relevant Tax Authority. Each of Buyer and Seller shall provide to the other party such assistance and information as is reasonably required by Seller or Buyer, respectively, in relation to any Public Notice 7 Filing matters with respect to this Agreement. For purposes of this Agreement, any determination or assessment made by the relevant Tax Authority includes any formal determination or assessment, in written or oral form. Seller shall bear all expenses in relation to the matters covered by this Section 11.5.
11.6Transaction Tax Deductions. All Transaction Tax Deductions shall be allocated to, and shall be treated as deductible in, the Pre-Closing Taxable Period to the extent permitted by Applicable Law.
11.7Purchase Price Allocation. Buyer and Seller agree to allocate the Purchase Price (and any other amounts treated as consideration for U.S. federal income tax purposes) among the assets of the Company (the “Purchase Price Allocation”). The Purchase Price Allocation shall be determined in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, as applicable, and any similar provision of state, local, or non-U.S. Applicable Law. Within sixty (60) days after the final determination of the Purchase Price pursuant to Section 2.3, Buyer shall deliver to Seller a draft Purchase Price Allocation. If, within thirty (30) days after Seller’s receipt of the draft Purchase Price Allocation, Seller has not objected in writing to such draft Purchase Price Allocation, such draft shall become final. If Buyer and Seller are unable to resolve such dispute within twenty (20) days after Seller timely objects thereto in writing, such dispute shall be resolved promptly by the Independent Accountant in accordance with Section 2.3(b) except that the costs of the Independent Accountant shall be split equally by Seller and Buyer. The Parties shall file their Tax Returns (and IRS Form 8594, if applicable) on the basis of the Purchase Price Allocation, as it may be amended pursuant to this Agreement, and shall not thereafter take a Tax Return position or any other position for applicable Tax purposes that is inconsistent with such Purchase Price Allocation unless otherwise required pursuant to a final “determination” as defined in Section 1313(a) of the Code by a Governmental Authority; provided, however, that nothing contained herein shall prevent a Party from reasonably settling any proposed deficiency or adjustment by any Governmental Authority arising out of, or in connection with, the Purchase Price Allocation, and a Party shall not be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such proposed deficiency or adjustment by any Governmental Authority.
11.8Cooperation. Each Party shall, and shall cause its Affiliates to, cooperate, as and to the extent reasonably requested in writing by the other Party, in connection with (a) the filing of any Tax

Return or claim for any Tax Refund and (b) any Tax Contest Claim of any Company Entity. Such cooperation shall include the retention of and the provision of records and reasonably relevant information.

Article 12
GENERAL PROVISIONS
12.1Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) a writing in portable document format attached to an email transmission; (c) overnight or certified mail, postage prepaid, return receipt requested; or (d) next day air courier service. Notices shall be sent to the appropriate Party at its physical address or email address given below (or at such other addresses for such Party as shall be specified by notice given hereunder).
If to Seller, to:
BASLER HOLDINGS, LLC
5120 Dauderman Road
Alhambra, IL 62001
Attn: [ ]
Email: [ ]
With a copy (which shall not constitute notice) to:
King & Spalding LLP
1100 Louisiana
Suite 4100
Houston, TX 77002
Attn: [ ]
Email: [ ]

If to Buyer, to:
Littelfuse, Inc.
6133 North River Road
Suite 500
Rosemont, IL 60018
Attn: [ ]
Email: [ ]
With a copy (which shall not constitute notice) to:
Preti Flaherty Beliveau & Pachios, LLP
One City Center
Portland, ME 04101
Attn: [ ]
Email: [ ]

All such notices, requests, demands, waivers and communications shall be deemed effective upon (x) actual receipt thereof by the addressee, (y) actual delivery thereof to the appropriate address or (z) in the case of an email transmission, transmission thereof by the sender to the correct email address.
12.2Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, each Party and each of their respective successors and permitted assigns. Neither Party may assign any right or obligation under this Agreement to any Person without the written consent of the other Party. Any purported assignment of this Agreement by either Party in violation of this Section 12.2 shall be null and void, ab initio.
12.3Limitation on Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY OTHER SELLER INDEMNIFIED PARTY OR BUYER INDEMNIFIED PARTY FOR ANY SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE LOSSES ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, INCLUDING IF SUCH LOSSES ARISE DUE TO THE SOLE, JOINT, GROSS OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF SUCH PERSON OR ARISE AT LAW, IN EQUITY, IN TORT, IN CONTRACT OR OTHERWISE; PROVIDED, HOWEVER, THAT THIS SECTION 12.3 SHALL NOT APPLY TO (A) ANY LOSS OF EITHER PARTY FOR ANY THIRD-PARTY CLAIM PURSUANT TO SECTION 7.1, 10.1 OR 10.2, OR (B) ANY LOSS OF BUYER THAT IS INITIALLY CLAIMED AFTER THE CLOSING BY BUYER FOR A BREACH OF ANY REPRESENTATION OR WARRANTY MADE BY SELLER ON THE CLOSING DATE, BUT SOLELY TO THE EXTENT SUCH LOSS IS COVERED BY, AND CLAIMED UNDER, THE R&W INSURANCE POLICY AND NOT ASSERTED DIRECTLY OR INDIRECTLY AGAINST ANY SELLER INDEMNIFIED PARTY.
12.4Waiver. Except as otherwise provided in this Agreement, no failure by either Party to exercise any power, right, privilege or remedy under this Agreement, and no delay by either Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy, and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy, and neither Party shall be deemed to have waived any claim arising out of, or in connection with, this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party, and any such waiver shall not be applicable or have any effect except in the specific instance in which such waiver is given.
12.5Entire Agreement; Amendments. This Agreement (including all Exhibits and Schedules), the Confidentiality Agreement and the Transaction Documents, represent the entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof, and supersede all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between the Parties with respect to the subject matter hereof and thereof. The Parties may amend or modify this Agreement only by a written instrument executed by the Parties. If any Exhibit is inconsistent with Articles 1-12, Articles 1-12 shall prevail.
12.6Severability. Any provision of this Agreement that is invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any other provision of this Agreement or rendering any other provision of this Agreement invalid, illegal or unenforceable. Upon such determination that any such provision is invalid, illegal or unenforceable, such provision shall automatically be replaced with a valid, legal and enforceable provision that effectuates the original intent of the Parties as closely as possible to the end that such provision is fulfilled to the fullest extent possible.
12.7Governing Law; Jurisdiction. THIS AGREEMENT AND, EXCEPT TO THE EXTENT OTHERWISE SET FORTH THEREIN, EACH TRANSACTION DOCUMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ANY CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
12.8Dispute Resolution. If the Parties are unable to timely resolve any dispute in connection with this Agreement or any Transaction Document (a “Dispute”), the Parties shall arbitrate such Dispute using the following procedures:
(a)At the request of either Party upon written notice delivered in writing to the other Party (a “Demand”), the Dispute shall be finally settled by binding arbitration before a panel of three (3) arbitrators in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, except as modified herein (the “Rules”);
(b)Arbitration shall be held, and the award shall be issued, in Chicago, Illinois, and the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1 et seq.;
(c)Each Party shall select one arbitrator within ten (10) days after the receipt of a Demand. Within ten (10) days after the selection of the second arbitrator, the two (2) arbitrators thus appointed shall select the third arbitrator, who shall act as the chairperson of the panel for such arbitration (the “Panel”). If any arbitrator is not timely appointed in accordance with this Section 12.8, upon request by either Party to the AAA, the Parties shall cause the AAA to make such appointment in accordance with the listing, ranking and striking procedures in the Rules, with each Party having a limited number of strikes (as determined by the AAA unless agreed otherwise by the Parties in writing), except for cause.
(d)The award shall be in writing (stating the award and any reason, finding of fact and conclusion of law on which it is based), and shall be final and binding upon the Parties, and shall be the sole and exclusive remedy between the Parties regarding any Dispute or counterclaim presented to the Panel. The Panel shall be authorized to grant pre-award and post-award interest at a commercial rate, except to the extent an applicable interest rate is set forth herein. Judgment upon any award may be entered and enforced in any court having jurisdiction.
(e)Solely for the purposes of a pre-arbitral injunction to maintain the status quo or prevent irreparable harm, pre-arbitral attachment or other order to compel or in aid of arbitration proceedings, the Parties hereby agree to submit to the exclusive jurisdiction of the Illinois Courts, and solely for the purposes of enforcing any final arbitral award rendered hereunder, the Parties hereby agree to submit to the non-exclusive jurisdiction of the Illinois Courts. Each Party irrevocably waives, to the fullest extent permitted by applicable law, any objection it may now or hereafter have to the jurisdiction of the Illinois Courts or the laying of the venue of any such proceeding brought in Illinois Courts and any claim that any such proceeding brought in Illinois Courts have been brought in an inconvenient forum. Each Party hereby consents to service of process by registered mail or receipted courier at its address set forth in Section 12.1 and agrees that its submission to jurisdiction and its consent to service of process by mail is made for the express benefit of the other Party.
(f)The Party that does not prevail in a Dispute resolved pursuant to this Section 12.8 (as determined by the Panel) shall be responsible for all fees, costs and expenses of the Panel and the reasonable attorney’s fees and expenses incurred by the other Party. The Panel shall have no power to consider or award any form of damages barred by this Agreement.
(g)The Parties hereby irrevocably waive and exclude any recourse to the court system other than (i) as set forth in this Section 12.8, or (ii) to enforce a final arbitral award in any jurisdiction. Without prejudice to such provisional remedies as may be available under the jurisdiction of a Illinois Court, the Panel shall have full authority to grant remedies or order the Parties to request that a court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of either Party to respect the Panel’s orders to that effect.
(h)TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAWS THAT CANNOT BE WAIVED, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH PARTY KNOWINGLY, WILLINGLY, VOLUNTARILY AND EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS SECTION 12.8. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATION OF

FACT OR OPINION HAS BEEN MADE BY ANY PERSON TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS SECTION 12.8 IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT AND ANY TRANSACTION DOCUMENT. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION 12.8 IN ANY DISPUTE AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. THIS SECTION 12.8 SHALL NOT BE UTILIZED TO DETERMINE A DISPUTE THAT IS TO BE DETERMINED BY THE INDEPENDENT ACCOUNTANT IN ACCORDANCE WITH THIS AGREEMENT.
12.9Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document. Each Party agrees to be bound by its facsimile, pdf signature or other electronic signature (including DocuSign).
12.10No Third-Party Beneficiaries. This Agreement is entered into for the sole benefit of the Parties, and any Inspection Indemnitee to the extent set forth in Section 7.1, any officer, director, manager or other Representative with respect to Section 7.10 or Section 12.14, or any Buyer Indemnified Party or Seller Indemnified Party to the extent set forth in Section 7.9 or Article 10, no other Person shall be a direct or indirect beneficiary of, or shall have any direct or indirect cause of action or claim in connection with, this Agreement; provided, however, that this Agreement may be amended or modified by the Parties without the consent of any other Person.
12.11Expenses. Except as otherwise specifically provided elsewhere in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, drafting or performance of its obligations under this Agreement or any Transaction Document.
12.12Specific Performance; Remedies. Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event that such Party’s obligations under this Agreement are not (or are threatened to not be) performed in accordance with their specific terms or are otherwise breached, that the remedies at law for any such breach or threatened breach, including monetary damages, would be inadequate compensation for any Loss as a result thereof, and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Each Party shall be entitled to seek the remedy of specific performance (without having to post any bond or other security), in addition to any right or remedy permitted under this Agreement, and such Party shall be entitled to recover its reasonable out-of-pocket costs and expenses incurred in obtaining such specific performance if such Party prevails with respect thereto.
12.13Schedules. The Schedules are qualified in their entirety by reference to specific provisions of this Agreement, and are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. To the extent any such additional matter is included in the Schedules, such matter is included for informational purposes. Any disclosure made in the Schedules with reference to any Section shall be deemed to be a disclosure with respect to all other Schedules and Sections to the extent the applicability of such disclosure to any such other Schedule or Section, as applicable, is reasonably apparent from such disclosure. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific matter in any Schedule is intended to imply that such amount (or any higher or lower amount), or such matter so included in such Schedule (or any other matters), in each case, are or are not material. The Schedules include descriptions of instruments or brief summaries of certain aspects of each Company Entity and its business and operations. Such descriptions and brief summaries are not necessarily complete and are provided in the Schedules to identify documents or other materials previously Made Available or otherwise disclosed to Buyer.
12.14Waiver of Future Conflicts. If Seller so desires, without the need for any consent or waiver by any Company Entity or Buyer, King & Spalding LLP shall be permitted to represent Seller or any Affiliate thereof after the Closing in connection with any matter related to the Transactions, including any dispute in connection therewith. Buyer, on behalf of itself and the other Buyer Indemnified Parties (including Company after the Closing), hereby waives any claim it has or may have that King & Spalding LLP has a conflict of interest or is otherwise prohibited from engaging in such representation based on its representation of any Company Entity prior to the Closing and agrees that, in the event that a dispute arises between Buyer, any Company Entity or any of their respective Affiliates, on the one hand, and Seller or any Affiliate thereof, on the other hand, King & Spalding LLP may represent Seller or any Affiliate thereof in such dispute even though the interests of Seller or any Affiliate thereof may be, directly or indirectly, adverse to Buyer or any Company Entity or any of their respective Affiliates, and even though King & Spalding LLP may have represented any Company Entity in a matter substantially related to such dispute. Buyer agrees that, as to all communications among King & Spalding LLP, any Company Entity, Seller or any of their respective Affiliates or any of their respective Representatives prior to the Closing that relate in any way to this Agreement or any Transaction Document, any Company Entity or otherwise, the attorney-client privilege shall survive the Closing, remain in effect and belong only to Seller and may be controlled only by Seller and shall not, with respect to such privileged communications, pass to, or be claimed by, Buyer, any Company Entity or any of their respective Affiliates. After Closing, Buyer shall not and shall cause each Company Entity and any of their respective Affiliates to not, access or use such privileged communications. To the extent that Buyer, any Company Entity, or any of their respective Affiliates has or maintains any ownership of, or access to, the privilege with respect to any such communications, Buyer shall, or Buyer shall cause such Company Entity or Affiliate to, as applicable, assign such privilege to Seller and, except as may be required by Applicable Law, not waive, use or rely on, or to attempt to waive, use or rely on, such privilege. For the purposes of this Section 12.14, privileged-communications include any communication that partially or fully is privileged, and any draft communication partially or fully containing a privileged communication, whether such draft would or is intended to be provided to a third Person.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, this Agreement has been duly executed by each Party as of the Execution Date.

SELLER:
BASLER HOLDINGS, LLC By: /s/ Kenneth L. Rhodes Name: Kenneth L. Rhodes Title: President & COO
BUYER:
LITTELFUSE, INC. By: /s/ Ryan K. Stafford Name: Ryan K. Stafford Title: Executive Vice President and Chief Legal Officer

Signature Page to Membership Interest Purchase Agreement